UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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EchoStar Corporation
(Name of Registrant as Specified In Its Charter)

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March 20, 2013

DEAR SHAREHOLDER:

It is a pleasure for me to extend to you an invitation to attend the 2013 Annual Meeting of Shareholders of EchoStar Corporation.  The Annual Meeting will be held on May 1, 2013, at 1:00 p.m., local time, at EchoStar’s headquarters at 100 Inverness Terrace East, Englewood, Colorado 80112.

The enclosed Notice of 2013 Annual Meeting of Shareholders and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting.  During the Annual Meeting, we will also review EchoStar’s operations and other items of general interest regarding the corporation.

We hope that all shareholders will be able to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting in person, it is important that you be represented.  To ensure that your vote is received and counted, please follow the instructions included with your proxy card to vote online or by mail or telephone.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in EchoStar.  I look forward to seeing you at the Annual Meeting.

CHARLES W. ERGEN

Chairman of the Board of Directors

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ECHOSTAR CORPORATION:

The Annual Meeting of Shareholders of EchoStar Corporation will be held on May 1, 2013, at 1:00 p.m., local time, at 100 Inverness Terrace East, Englewood, Colorado 80112, for the following purposes:

1.              To elect seven directors to our Board of Directors;

2.              To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

3.              To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy.  Whether or not you plan to attend the Annual Meeting, we ask that you vote using one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

•                  Vote online or by telephone, by following the instructions included with your proxy card; or

•                  Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on March 7, 2013 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.  This proxy statement and proxy card were either made available to you over the Internet or mailed to you beginning on or about March 20, 2013.

By Order of the Board of Directors

DEAN A. MANSON

Executive Vice President, General Counsel

and Secretary

March 20, 2013

100 Inverness Terrace East • Englewood, Colorado 80112 • Tel: (303) 706-4000 • Fax: (303) 723-1999

PROXY STATEMENT

OF

ECHOSTAR CORPORATION

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar,” “we,” “us,” “our” or the “Corporation”).  The purpose of the Annual Meeting is to elect seven directors to our Board of Directors (the “Board” or “Board of Directors”) and to ratify KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.  Your proxy is being solicited by our Board of Directors.  The Board is currently not aware of any other matters proposed to be presented at the Annual Meeting.

Date, Time and Place

The Annual Meeting will be held on May 1, 2013, at 1:00 p.m., local time, at the Corporation’s headquarters, located at 100 Inverness Terrace East, Englewood, Colorado 80112.

Securities Entitled to Vote

This Proxy Statement is being sent or provided on or about March 20, 2013, to holders of record at the close of business on March 7, 2013 (the “Record Date”) of our Class A Common Stock (the “Class A Shares”) and Class B Common Stock (the “Class B Shares”).  Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record,” with respect to those shares. Shareholders of record receive this Proxy Statement and the accompanying Annual Report and the proxy card directly from us.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. Your broker, bank or other nominee, who is considered the shareholder of record for such shares, should have forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

At the close of business on the Record Date, 40,609,866 Class A Shares and 47,687,039 Class B Shares were outstanding.  Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders.  Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.

A complete record of the shareholders entitled to vote at the Annual Meeting will be available at our headquarters at 100 Inverness Terrace East, Englewood, Colorado 80112 for inspection by any shareholder for any purpose germane to the Annual Meeting, for a period of ten (10) days prior to the Annual Meeting during normal business hours, and at any time during the whole time of the Annual Meeting.

Voting of Proxies

To vote online or by telephone, please refer to the instructions included with the accompanying proxy card.  To vote by mail, please complete the proxy card and return it to us as instructed in the proxy card.  Submitting your vote online or by telephone or mail will not affect your right to vote in person, if you choose to do so.  Proxies that are properly delivered to us by 11:59 p.m., Eastern Time, on April 30, 2013 and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth in your proxy.  If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter.

Your proxy may be revoked by giving written notice of the revocation of your proxy to our Secretary, Dean A. Manson, at our headquarters at 100 Inverness Terrace East, Englewood, Colorado 80112, at any time prior to the Annual Meeting.  You may also revoke your proxy by submitting a proxy with a later date than your original proxy or by voting in person at the Annual Meeting.  Your presence at the Annual Meeting does not by itself revoke your proxy.

Attendance at the Meeting

All of our shareholders of record at the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.  Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis.  Registration and seating will begin at 12:45 p.m., local time, and the Annual Meeting will begin at 1:00 p.m., local time.  Each shareholder may be asked to present a valid government issued photo identification, such as a driver’s license or passport, and proof of his or her share ownership as of the Record Date.  Examples of proof of ownership include a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the Record Date.  Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.  All shareholders must check in at the registration desk at the Annual Meeting.

Quorum

In accordance with our Articles of Incorporation, as amended (our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting.

Vote Required

Vote Required to Elect the Directors (Proposal 1)

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director.  No cumulative voting is permitted.  The seven nominees receiving the highest number of votes cast “for” the nominee will be elected.

Vote Required to Ratify the Independent Registered Public Accounting Firm (Proposal 2)

The affirmative vote of a majority of the voting power represented at the Annual Meeting is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm.  The total number of votes cast “for” KPMG LLP as our independent registered public accounting firm will be counted for purposes of determining whether sufficient votes have been cast to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

Treatment of Abstentions and Broker Nonvotes

Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.  However, abstentions will not be counted as “against” or “for” the election of directors.  Broker nonvotes will not be considered in determining the election of directors or the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Vote Assured Due to Controlling Shareholder

Through his direct or indirect ownership of Class A Shares and Class B Shares, Charles W. Ergen possesses approximately 79.4% of our total voting power.  Please see “Equity Security Ownership” below.  Mr. Ergen has indicated his intention to vote: (1) for the election of each of the seven director nominees; and (2) for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.  Accordingly, the election of each of the director nominees and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 are assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” whereby multiple shareholders sharing the same address may receive a single copy of our Annual Report, Proxy

Statement or Notice of Internet Availability of Proxy Materials, unless one or more of these shareholders notifies Broadridge Financial Solutions that they wish to continue receiving individual copies, in which case we will deliver promptly a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to each such shareholder.  Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our Annual Report, Proxy Statement and/or Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions.

Broadridge Financial Solutions may be reached at 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a Board of seven directors at the Annual Meeting.  Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his respective successor shall be duly elected and qualified.  Each nominee has consented to his nomination and has advised us that he intends to serve if elected.  If at the time of the Annual Meeting one or more of the nominees have become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Corporation

R. Stanton Dodge	45	2009	Director
Michael T. Dugan	64	2007	Director, Chief Executive Officer and President
Charles W. Ergen	60	2007	Chairman
Anthony M. Federico	65	2011	Director
Pradman P. Kaul	66	2011	Director and President, Hughes Communications, Inc.
Tom A. Ortolf	62	2007	Director
C. Michael Schroeder	64	2007	Director

The following sets forth the business experience of each of the nominees over the last five years:

R. Stanton Dodge.  Mr. Dodge has served as a member of our Board of Directors since 2009.  Mr. Dodge is currently the Executive Vice President, General Counsel and Secretary of DISH Network Corporation (“DISH Network”) and is responsible for all legal and government affairs of DISH Network and its subsidiaries.  From October 2007 to November 2011, Mr. Dodge served as our Executive Vice President, General Counsel and Secretary pursuant to a management services agreement between DISH Network and EchoStar that was entered into in connection with the spin-off of EchoStar from DISH Network on January 1, 2008 (the “Spin-off”).  Since joining DISH Network in November 1996, he has held various positions of increasing responsibility in DISH Network’s legal department. The Board concluded that Mr. Dodge should continue to serve on the Board due to, among other things, his knowledge of our industry particularly in light of his business and legal expertise obtained during his prior service as our General Counsel, his service as DISH Network’s General Counsel and roles of increasing responsibility held at DISH Network during his 16 years of service.

Michael T. Dugan.  Mr. Dugan has served as our Chief Executive Officer and President since November 2009.  Mr. Dugan has also served as a member of our Board of Directors since our formation in 2007.  Mr. Dugan served as a senior advisor to EchoStar from January 1, 2008 until November 2009.  From May 2004 to December 2007, he was a member of the board of directors of DISH Network, and served DISH Network alternately as Chief Technical Officer and senior advisor from time to time.  Mr. Dugan served as a director of Frontier Corporation from October 2006 until November 2009.  The Board concluded that Mr. Dugan should continue to serve on the Board due to, among other things, his knowledge of DISH Network from his service as a director and officer and his experience in the telecommunications and related industries from his service over the years as a director or officer with a number of different companies in those industries.

Charles W. Ergen.  Mr. Ergen has served as our executive Chairman since November 2009 and Chairman of the Board of Directors since our formation in 2007.  Mr. Ergen served as our Chief Executive Officer from our formation in 2007 until November 2009.  Mr. Ergen serves as executive Chairman and has been Chairman of the Board of Directors of DISH Network since its formation and, during the past five years, has held executive officer and director positions with DISH Network and its subsidiaries.  The Board concluded that Mr. Ergen should continue to serve on the Board due to, among other things, his role as DISH Network’s co-founder and as our controlling shareholder and the expertise, leadership and strategic direction that he was contributed to us since our formation, in addition to his extensive experience in our industry.

Anthony M. Federico.  Mr. Federico has served as a member of our Board of Directors since May 2011, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee.  The Board of Directors has determined that Mr. Federico meets the independence requirements of NASDAQ and SEC rules and regulations.  Until 2012, Mr. Federico served as Vice President, Chief Engineer, and Graphic Communications Executive Liaison of Xerox Corporation (“Xerox”).  Mr. Federico joined Xerox in 1968, and held various product and general management positions, as well as numerous engineering, solutions, information management, and process re-engineering positions.  Mr. Federico led the internal development of most of Xerox’s major production products over the last 20 years, including DocuPrint, DocuTech, DocuTech HLC, Nuvera, and iGen3.  Mr. Federico’s other positions previously held with Xerox included: Vice President/General Manager Production Solutions Businesses, Vice President of Technology for Production Systems, Vice President/General Manager Technology and Document Production Solutions, and Vice President Market-To-Collection and North American Information Management.  Mr. Federico earned a Bachelor of Science degree in Mathematics and Electrical Engineering from the University of Rochester, and has done graduate studies in these areas and Computer Science at the Rochester Institute of Technology and General Management at Indiana University and Harvard University.  In addition, Mr. Federico holds 24 patents and was the 1991 recipient of the Xerox President’s Award and the Xerox Individual Excellence Award.  The Board concluded that Mr. Federico should continue to serve on the Board due to, among other things, his technical and managerial experience, acquired, in part, during his tenure with Xerox.

Pradman P. Kaul.  Mr. Kaul has served as President of Hughes Communications, Inc. (“Hughes Communications”) since its formation in February 2006.  Mr. Kaul has also served as a member of our Board of Directors since August 2011.  Mr. Kaul also served as a member of the board of directors of Hughes Communications from February 2006 until June 2011.  Previously, Mr. Kaul also served as the Chief Operating Officer, Executive Vice President and Director of Engineering of Hughes Network Systems, LLC (“HNS” and, together with Hughes Communications, “Hughes”), a wholly owned subsidiary of Hughes Communications.  Mr. Kaul received a Bachelor of Science degree in Electrical Engineering from The George Washington University and a Master of Science degree in Electrical Engineering from the University of California at Berkeley.  Mr. Kaul has been inducted as a member of the National Academy of Engineering.  The Board concluded that Mr. Kaul should continue to serve on the Board due to, among other things, his technical and managerial experience acquired within the satellite industry, including his experience with Hughes.

Tom A. Ortolf.  Mr. Ortolf has served as a member of our Board of Directors since our formation in 2007, and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee, where he serves as our “audit committee financial expert.” The Board of Directors has determined that Mr. Ortolf meets the independence requirements and “audit committee financial expert” requirements of NASDAQ and SEC rules and regulations.  Since 2005, Mr. Ortolf has also served as a member of the Board of Directors of DISH Network and as a member of its Executive Compensation Committee, Nominating Committee, and Audit Committee.  Mr. Ortolf has been the President of CMC, a privately held investment management firm, for nearly twenty years.  The Board concluded that Mr. Ortolf should continue to serve on the Board due to, among other things, his extensive knowledge of EchoStar from his service as a director since 2007 and as a director of DISH Network and his investment and financial experience gained, in part, as President of CMC.

C. Michael Schroeder.  Mr. Schroeder has served as a member of our Board of Directors since our formation in 2007, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee.  The Board of Directors has determined that Mr. Schroeder meets the independence of NASDAQ and SEC rules and regulations.  In 1981, Mr. Schroeder founded Consumer Satellite Systems, Inc. (“CSS”), which he grew to encompass a 10 state distribution system operating in a region ranging from Wisconsin to Florida.  CSS served retailers selling satellite systems, televisions and a range of consumer electronics products. Mr. Schroeder also founded a programming division of CSS that grew to serve over 400,000 subscribers.  Prior to the Spin-off of EchoStar from DISH Network, Mr. Schroeder served on the Board of Directors of DISH Network and was a member of DISH Network’s Executive Compensation Committee, Nominating Committee, and Audit Committee.  The Board concluded that Mr. Schroeder should continue to serve on the Board due to, among other things, his knowledge of EchoStar from his service as a director since 2007, as a director of DISH Network prior to the Spin-off, and his operational expertise and satellite systems sales knowledge developed, in part, with CSS.

The Board of Directors unanimously recommends a vote for the election of all of the nominees named herein.

Charles W. Ergen, our Chairman, currently possesses approximately 79.4% of our total voting power.  Please see “Equity Security Ownership” below.  Mr. Ergen has indicated his intention to vote in favor of Proposal No. 1.  Accordingly, approval of Proposal No. 1 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Director Compensation and Nonemployee Director Option Plans

Cash Compensation

Our employee directors are not compensated for their services as directors.  Each nonemployee director receives an annual retainer of $60,000 which is paid in equal quarterly installments on the last day of each calendar quarter; provided such person is a member of the Board on the last day of the applicable calendar quarter.  Our nonemployee directors also receive $1,000 for each meeting attended in person and $500 for each meeting attended by telephone.  Additionally, the chairperson of each committee of the Board receives a $5,000 annual retainer, which is paid in equal quarterly installments on the last day of each calendar quarter; provided such person is the chairperson of the committee on the last day of the applicable calendar quarter.  Furthermore, our nonemployee directors receive: (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees and (ii) reimbursement, in full, of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Anthony M. Federico	70,000	—	42,815	—	—	—	112,815

Tom A. Ortolf	70,500	—	42,815	—	—	—	113,315

C. Michael Schroeder	70,500	—	42,815	—	—	—	113,315

(1)            The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values.  Assumptions used in the calculation of these amounts are included in Note 14 in the Notes to the Corporation’s audited financial statements for the fiscal year ended December 31, 2012, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 20, 2013.

On June 30, 2012, each of the nonemployee directors was granted an option to acquire 5,000 Class A Shares at an exercise price of $26.42 per share under our non-employee director stock option plan, which we refer to as the 2008 Director Plan.  These options are 100% vested upon issuance.  Thus, the amount recognized for financial statement reporting purposes and the full grant date fair value are the same.

Incentive Compensation

Upon election to our Board, our new nonemployee directors are granted an option to acquire a certain number of our Class A Shares under our 2008 Director Plan.  Options granted under our 2008 Director Plan are 100% vested upon issuance and have a term of five years.  We also expect to annually grant each nonemployee director an option to acquire 5,000 Class A Shares.

Our nonemployee directors do not hold any stock awards except those received as a result of the Spin-off and those granted to the nonemployee directors pursuant to the 2008 Director Plan.  The following options were granted to our nonemployee directors pursuant to the 2008 Director Plan and were outstanding as of December 31, 2012:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Anthony M. Federico	10,000	36.43	6/30/2016
	5,000	26.42	6/30/2017
Total Options Outstanding at December 31, 2012	15,000

Tom A. Ortolf	2,500	31.22	6/30/2013
	2,500	15.94	6/30/2014
	5,000	19.08	6/30/2015
	10,000	36.43	6/30/2016
	5,000	26.42	6/30/2017
Total Options Outstanding at December 31, 2012	25,000

C. Michael Schroeder	2,500	31.22	6/30/2013
	2,500	15.94	6/30/2014
	5,000	19.08	6/30/2015
	10,000	36.43	6/30/2016
	5,000	26.42	6/30/2017
Total Options Outstanding at December 31, 2012	25,000

CORPORATE GOVERNANCE

Board of Directors Information

Our Board held six meetings in 2012 and did not take action by unanimous written consent during 2012.  Each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he was a director; and (ii) the total number of meetings held by all committees of the Board on which he served.  In addition, our non-employee directors held four executive sessions in 2012.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal.  Officers serve at the discretion of the Board.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman.  Mr. Ergen currently beneficially owns approximately 51.0% of our total equity securities and possesses approximately 79.4% of the total voting power.  Mr. Ergen’s beneficial ownership and total voting power excludes 6,646,648 of our Class A Shares issuable upon conversion of our Class B Shares currently held by certain trusts established by Mr. Ergen for the benefit of his family. These trusts beneficially own approximately 14.1% of our total equity securities and possess approximately 12.8% of our total voting power.  Please see “Equity Security Ownership” below.  Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.  Nevertheless, the Corporation has created an Executive Compensation Committee (the “Compensation Committee”) and a Nominating Committee, in addition to an Audit Committee, all of which are composed entirely of independent directors.

Committee Information

The function and authority of each of the committees of our Board of Directors are described below.  The charters of our Compensation, Audit and Nominating Committees are available free of charge on our website at http://www.echostar.com.

Compensation Committee.  The Compensation Committee operates under a Compensation Committee Charter adopted by the Board.  The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and Board members other than nonemployee directors; (ii) approve all other option grants and issuances of EchoStar’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to EchoStar’s executive officers, and certify achievement of such goals prior to payment; and (iv) set the compensation of Mr. Ergen, who is our Chairman.

The Compensation Committee held six meetings and took action by unanimous written consent on one occasion during 2012.  The current members of the Compensation Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Ortolf serving as Chairman of the Compensation Committee.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.

Audit Committee.  Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and related SEC rules and regulations.  The Audit Committee operates under an Audit Committee Charter adopted by the Board.  The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and the independent registered public accounting firm.

The Audit Committee held eight meetings and did not take action by unanimous written consent during 2012.  The current members of the Audit Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Schroeder serving as Chairman of the Audit Committee and Mr. Ortolf serving as our “audit committee financial expert”.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board has also determined that each member of our Audit Committee is financially literate and that Mr. Ortolf qualifies as our “audit committee financial expert” as defined by applicable SEC rules and regulations.

Nominating Committee.  The Nominating Committee operates under a Nominating Committee Charter adopted by the Board.  The principal function of the Nominating Committee is to recommend independent director nominees for selection by the Board.  The Nominating Committee held two meetings and did not take action by written consent during 2012.  The current members of the Nominating Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Federico serving as Chairman of the Committee.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.

Board Criteria and Board Selection Process

The Nominating Committee considers candidates suggested by its members, other directors, senior management and shareholders as appropriate.  No search firms or other advisors were retained to identify prospective nominees during the past fiscal year.  In considering whether to recommend a prospective nominee for selection by the Board, the Nominating Committee considers the entirety of prospective nominee’s credentials, including but not limited to the following diverse factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation.  The Nominating Committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  However, the Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.  The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by shareholders or with respect to nominating anyone to our Board other than nonemployee directors.  A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing, in accordance with the process described in “Shareholder Communications” below, with whatever supporting material the shareholder considers appropriate.  The Nominating Committee will consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s bylaws relating to shareholder nominations.

Board Leadership Structure

The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer with Mr. Charles W. Ergen serving as Chairman and Mr. Michael T. Dugan serving as Chief Executive Officer and President of the Corporation.  Mr. Dugan is responsible for the day-to-day management of the Corporation and Mr. Ergen primarily identifies strategic priorities and leads the discussion and execution of strategy for the Corporation.  We believe this leadership structure is appropriate for the Corporation and in the best interest of its shareholders, among other reasons, because separating the Chairman and Chief Executive Officer roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership.  Among other things, separation of these roles allows our Chief Executive Officer and other members of senior management to focus on our day-to-day business, while at the same time the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Mr. Ergen brings to the role of Chairman in providing guidance to, and oversight of, management.  In light of the separation of the role of Chairman of the Board from the role of Chief Executive Officer and Mr. Ergen’s voting control, we believe that the creation of a lead independent director position is not necessary at this time.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes.  The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Corporation.  These reports and Board discussions include, among other things, operational, financial, legal and regulatory, and strategic risks.  Additionally, the Corporation’s risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives.  The Board (or the appropriate committee in the case of risks in areas for which responsibility has been delegated to a particular committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management and risk mitigation strategies.  The Audit Committee also meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes.  For example, as part of its charter, our Audit Committee is responsible for, among other things, discussing the Corporation’s policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation.  When a committee receives a report from a member of management regarding areas of risk, the chairman of the relevant committee is expected to report on the discussion to the Board to the extent necessary or appropriate.  This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.  The Board or applicable committee also has authority to engage external advisors as necessary.

Other Information About Our Board of Directors

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of independent directors.  The current Compensation Committee members are Mr. Ortolf, Mr. Schroeder and Mr. Federico.  None of these individuals was an officer or employee of EchoStar or DISH Network at any time during the 2012 fiscal year.  With the exception of those executive officers and directors who are also executive officers or directors of DISH Network, no executive officer or director of EchoStar served on the board of directors or compensation committee of any other entity that had one or more executive officers who served as a member of EchoStar’s or DISH Network’s Board of Directors or Compensation Committee during the 2012 fiscal year.

Annual Meeting Attendance

Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings.  All of our directors were in attendance at our 2012 annual meeting. We expect that all of our nominees for election to the Board of Directors will attend our 2013 Annual Meeting.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The table and information below sets forth the name, age and position with the Corporation of each of our executive officers, the period during which each executive officer has served as such, and each executive officer’s business experience during at least the past five years.  Information concerning Charles W. Ergen, Chairman; Michael T. Dugan, Chief Executive Officer, President and Director; and Pradman P. Kaul, President Hughes Communications, Inc. and Director, is set forth above under “Proposal 1 — Election of Directors.”

Name	Age	Position
Kenneth G. Carroll	57	Executive Vice President, Corporate and Business Development
Mark W. Jackson	52	President, EchoStar Technologies L.L.C.
Anders N. Johnson	55	President, EchoStar Satellite Services L.L.C.
Sandi L. Kerentoff	59	Executive Vice President, Global Human Resources
Dean A. Manson	46	Executive Vice President, General Counsel and Secretary
David J. Rayner	55	Executive Vice President and Chief Financial Officer

Kenneth G. Carroll.  Mr. Carroll has served as our Executive Vice President, Corporate and Business Development since December 2012. Mr. Carroll served as our Executive Vice President and Chief Financial Officer from November 2011 to November 2012. Mr. Carroll, a 20-year veteran in the satellite TV and satellite broadband industry, served as Chief Operating Officer of EchoStar Satellite Services from August 2010 to June 2011, and as Executive Vice President, Business Development and International, of EchoStar Corporation from June 2011 to November 2011.  Prior to joining EchoStar, from 2003 to 2010, Mr. Carroll served as President and Chief Operating Officer of WildBlue Communications, Inc., a nationwide satellite broadband company.  In addition, Mr. Carroll previously served as Chief Financial Officer for Liberty Satellite & Technology and DTH satellite TV provider PrimeStar.

Mark W. Jackson.  Mr. Jackson has served as President of EchoStar Technologies L.L.C. since 2004 and oversees all day to day operations of our EchoStar Technologies segment.  Mr. Jackson served as President of EchoStar Technologies Corporation from June 2004 through December 2007.

Anders N. Johnson.  Mr. Johnson has served as President of EchoStar Satellite Services L.L.C. since June 2011.  Mr. Johnson was most recently at SES World Skies where he served as Senior Vice President of Strategic Satellite Development.  Mr. Johnson joined SES GLOBAL after the combination of GE Americom and SES GLOBAL in 2001.  Prior to SES GLOBAL, Mr. Johnson worked at GE Capital beginning in 1985 in a variety of executive level roles in Satellite Services, Aviation Services, and Transportation & Industrial Financing.

Sandi L. Kerentoff.  Ms. Kerentoff has served as our Executive Vice President, Global Human Resources since February 2012, following her appointment as head of Global Human Resources in October 2011.  Ms. Kerentoff also has served as Senior Vice President, Administration and Human Resources of Hughes Network Systems, LLC since April 2000.  Ms. Kerentoff joined Hughes in 1977 and, from 1977 to 2000, held various positions of increasing responsibility.  She received her Bachelor of Science degree in Finance from Michigan State University.

Dean A. Manson.  Mr. Manson has served as our Executive Vice President, General Counsel and Secretary since November 2011, and is responsible for all legal and government affairs of EchoStar Corporation and its subsidiaries.  Mr. Manson joined Hughes in 2000 from the law firm of Milbank, Tweed, Hadley & McCloy, where he focused on international project finance and corporate transactions, and was appointed General Counsel of Hughes in 2004.  Mr. Manson received a Bachelor of Science in Engineering from Princeton University and a Juris Doctorate from Columbia University School of Law.

David J. Rayner.  Mr. Rayner has served as our Executive Vice President and Chief Financial Officer since December 2012.  From November 2011 to November 2012, Mr. Rayner served as Chief Financial Officer of Tendril Networks, Inc., a Boulder, Colorado software company.  Mr. Rayner served as our Chief Financial Officer from June 2010 to November 2011 and served as our Chief Administrative Officer from January 2008 to June 2010. Prior to that, Mr. Rayner served as Executive Vice President of Installation and Service Networks of DISH Network and had previously held the position of Chief Financial Officer of DISH Network from December 2004 to September 2006.  Before joining DISH Network in December 2004, Mr. Rayner served as Senior Vice President and Chief Financial Officer of Time Warner Telecom in Denver, beginning in June 1998.

EQUITY SECURITY OWNERSHIP

Equity Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on the Record Date by: (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officers and three other most highly compensated persons acting as one of our executive officers for the fiscal year ended December 31, 2012 (collectively, the “Named Executive Officers” or “NEOs”); and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Amount and Nature of Beneficial Ownership	Percentage of Class
Class A Common Stock:
Charles W. Ergen (2), (3)	42,135,076	51.0%
Putnam Investment, LLC (4)	7,679,954	18.9%
William R. Gouger (5)	6,648,126	14.1%
Michael T. Dugan (6)	756,482	1.8%
Mark W. Jackson (7)	403,062	1.0
Kenneth G. Carroll (8)	40,283	*
R. Stanton Dodge (9)	31,464	*
C. Michael Schroeder (10)	28,020	*
Tom A. Ortolf (11)	27,040	*
Anthony M. Federico (12)	15,146	*
David J. Rayner (13)	528	*
Pradman P. Kaul	—	0.0%
Dean A. Manson	—	0.0%
All Directors and Executive Officers as a Group (13 persons) (14)	43,459,101	51.8%
Class B Common Stock:
Charles W. Ergen	41,040,391	86.1%
Trusts (15)	6,646,648	13.9%
All Directors and Executive Officers as a Group (13 persons) (14)	41,040,391	86.1%

*                      Less than 1%.

(1)           Except as otherwise noted below, the address of each such person is 100 Inverness Terrace East, Englewood, Colorado 80112.  As of the close of business on March 7, 2013, there were 40,609,866 outstanding Class A Shares and 47,687,039 outstanding Class B Shares.

(2)           Mr. Ergen is deemed to own beneficially all of the Class A Shares owned by his spouse, Mrs. Cantey Ergen. Mr. Ergen’s beneficial ownership includes: (i) 154,598 Class A Shares; (ii) 3,705 Class A Shares held in the Corporation’s 401(k) Employee Savings Plan (the “401(k) Plan”) by Mr. Ergen; (iii) 920,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 47 Class A Shares held by Mrs. Ergen; (v) 201 Class A Shares held in the 401(k) Plan held by Mrs. Ergen; (vi) 10,734 Class A Shares held as custodian for his children; (vii) 5,400 Class A Shares held by a charitable foundation for which Mr. Ergen is an officer; and (viii) 41,040,391 Class A Shares issuable upon conversion of Mr. Ergen’s Class B Shares. Mr. Ergen’s beneficial ownership of Class A Shares excludes: (A) 1,296,646 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Three-Year GRAT dated November 30, 2010, (B) 1,674,275 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Four-Year GRAT dated November 30, 2010, (C) 1,896,932  Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Five-Year GRAT dated November 30, 2010, and (D) 1,778,795 Class A Shares issuable upon conversion of Class B Shares held by certain trusts established by Mr. Ergen for the benefit of his family.

(3)           Because each Class B Share is entitled to 10 votes per share, Mr. Ergen owns beneficially equity securities of the Corporation representing approximately 79.4% of the voting power of the Corporation (assuming no conversion of the Class B Shares and after giving effect to the exercise of Mr. Ergen’s options that are either currently exercisable or may become exercisable within 60 days of the Record Date).  Mr. Ergen’s beneficial ownership excludes 6,646,648 Class A Shares issuable upon conversion of Class B Shares currently held by certain GRATs and other trusts established by Mr. Ergen for the benefit of his family.  These GRATs and other trusts beneficially own approximately 14.1% of our total equity securities and possess approximately 12.8% of our total voting power.

(4)           The address of Putnam Investments, LLC (d/b/a Putnam Investments) is One Post Office Square, Boston, Massachusetts 02109.  Of the Class A Shares beneficially owned, Putnam Investments has sole voting power as to 107,959 Class A Shares beneficially owned by it and sole dispositive power as to 7,679,954 Class A Shares beneficially owned by it.  The foregoing information is based solely upon a Schedule 13G/A filed by Putnam Investments with the SEC on February 14, 2013.

(5)           The address of Mr. William R. Gouger is 400 Inverness Parkway, Suite 250, Englewood, CO 80112.  Mr. Gouger’s beneficial ownership includes: (i) 28 Class A Shares owned beneficially directly by Mr. Gouger; (ii) 1,450 Class A Shares owned beneficially indirectly by Mr. Gouger in the 401(k) Plan; (iii) 1,778,795 Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of certain trusts established by Mr. Ergen for the benefit of his family; (iv) 1,296,646 Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of the Ergen Three-Year GRAT dated November 30, 2010; (v) 1,674,275 Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of the Ergen Four-Year GRAT dated November 30, 2010; and (vi) 1,896,932 Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of the Ergen Five-Year GRAT dated November 30, 2010.

(6)           Mr. Dugan’s beneficial ownership includes: (i) 126 Class A Shares; (ii) 964 Class A Shares held in the 401(k) Plan; and (iii) 755,200 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(7)           Mr. Jackson’s beneficial ownership includes: (i) 113 Class A Shares; (ii) 2,949 Class A Shares held in the 401(k) Plan; and (iii) 400,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(8)           Mr. Carroll’s beneficial ownership includes: (i) 283 Class A Shares held in the 401(k) Plan; and (ii) 40,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(9)           Mr. Dodge’s beneficial ownership includes: (i) 36 Class A Shares; (ii) 428 Class A Shares held in the 401(k) Plan; and (iii) 31,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(10)         Mr. Schroeder’s beneficial ownership includes: (i) 3,020 Class A Shares held by a trust for which Mr. Schroeder is the trustee; and (ii) 25,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(11)         Mr. Ortolf’s beneficial ownership includes: (i) 15,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; and (ii) 12,000 Class A Shares that are held by a partnership of which Mr. Ortolf is a partner and that are held as collateral for a margin account.

(12)         Mr. Federico’s beneficial ownership includes: (i) 146 Class A Shares; and (ii) 15,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(13)         Mr. Rayner’s beneficial ownership includes 528 Class A Shares held in the 401(k) Plan.

(14)         Includes: (i) 157,019 Class A Shares; (ii) 9,250 Class A Shares held in the 401(k) Plan; (iii) 2,221,200 Class A Shares subject to employee and nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 12,000 Class A Shares held in a partnership; (v) 41,040,391 Class A Shares issuable upon conversion of Class B Shares; (vi) 10,734 Class A Shares held in the name of, or in trust for, children and other family members; (vii) 5,400 Class A Shares held by a charitable foundation; (viii) 47 Class A Shares held by a spouse; and (ix) 3,020 held in trust.

(15)         Held by certain trusts established by Mr. Ergen for the benefit of Mr. Ergen’s family of which Mr. Gouger is trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities.  One of our officers, Mr. David J. Rayner and one of our directors, Mr. C. Michael Schroeder failed to file on a timely basis a Form 3 and a Form 4, respectively, with the SEC in 2012.  In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) addresses our compensation objectives and policies for our NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of fiscal year 2012 compensation for our NEOs.  To the extent applicable, the CD&A also contains information regarding performance targets and goals for our executive compensation program.  These targets and goals were disclosed to provide information on how executive compensation was determined in 2012 but are not intended to be estimates of future results or other forward-looking guidance.  We caution investors against using these targets and goals outside of the context of their use in our executive compensation program as described herein.

Our NEOs in 2012 included Mr. Kenneth G. Carroll; Mr. Michael T. Dugan; Mr. Mark W. Jackson; Mr. Pradman P. Kaul; Mr. Dean A. Manson; and Mr. David J. Rayner.  Mr. Rayner has served as our Chief Financial Officer since December 3, 2012.  Mr. Carroll served as our Chief Financial Officer from November 2011 until December 3, 2012, when Mr. Carroll was elected to serve as Executive Vice President of Business and Corporate Development.  All of our NEOs were employed and solely compensated by EchoStar during 2012.  Mr. Kaul and Mr. Manson were employed and compensated by Hughes Communications prior to our acquisition of all of the outstanding equity of Hughes Communications (the “Hughes Acquisition”) on June 8, 2011, and were employed and compensated by us thereafter.  Mr. Kaul’s and Mr. Manson’s compensation was set by Hughes Communications prior to the Hughes Acquisition, and in connection with the Hughes Acquisition, EchoStar agreed to generally maintain cash compensation and benefits for Hughes employees that were no less favorable than such compensation and benefits existing at the time of the Hughes Acquisition for a one-year period following the Hughes Acquisition.  For a discussion of Hughes’ prior compensation policies, please see the periodic reports filed by Hughes Communications with the SEC, including Hughes Communications’ proxy statement on Schedule 14A for the year ended December 31, 2010.  None of our NEOs received direct compensation from both us and DISH Network during 2012 and the compensation paid by one company in 2012 had no impact on the compensation decisions of the other company in 2012.  With the exception of Mr. Kaul and Mr. Manson, who entered into agreements regarding their employment with Hughes prior to the Hughes Acquisition, none of our NEOs have entered into an employment agreement with us.

Overall Executive Compensation Program Objectives and Policies

Compensation Philosophy

Our executive compensation program was guided by the following key principles in 2012:

•                  attraction, retention and motivation of executive officers over the long-term;

•                  recognition of individual performance;

•                  recognition of the achievement of company-wide performance goals, if any; and

•                  creation of shareholder value by aligning the interests of management and shareholders through equity incentives.

General Compensation Levels

The total direct compensation opportunities, both base salaries and long-term incentives, offered to our NEOs have been designed to ensure that they are competitive with market practice, support our executive recruitment and retention objectives, reward individual and company-wide performance and contribute to our long-term success by aligning the interests of our executive officers and shareholders.

Mr. Ergen recommended to the Board of Directors, but the Board of Directors ultimately approved, the base compensation of the NEOs other than Mr. Kaul and Mr. Manson.  The Compensation Committee makes and approves grants of options and other equity-based compensation to the NEOs.

In determining the actual amount of each NEO’s overall compensation, the Board of Directors reviews the information described in “Compilation of Certain Peer Group Data” below, its subjective performance evaluation of the individual’s performance (after reviewing Mr. Ergen’s recommendations with respect to the NEOs), the individual’s success in achieving individual and company-wide goals, whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, equity awards previously granted to the individual, and equity awards that would normally be granted upon a promotion in accordance with our policies for promotions.  The Board has also considered the extent to which individual efforts of each of the NEOs resulted in tangible increases in corporate, division or department success when setting base cash salaries and any short-term incentive compensation.

This approach to general compensation levels is not formulaic and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to incentive compensation, we attempt to ensure that each NEO has equity awards at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of the NEOs has appropriate incentives tied to the performance of our Class A Shares.  Therefore, we may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold.  In addition, if an NEO recently received a substantial amount of equity incentives, we may not grant any equity incentives to that particular NEO.

Compilation of Certain Peer Group Data

In connection with the approval process for our 2012 executive officer compensation, the Board of Directors and Compensation Committee had management prepare a compilation of the compensation components for the NEOs of companies selected by the Compensation Committee, as disclosed in their respective publicly-filed proxy statements (the “Peer Group Data”).  The surveyed companies included: Pace plc., Intelsat S.A., Loral Space & Communications, Inc., Telesat Canada, Eutelsat Communications, SES S.A., Motorola Inc. and Cisco Systems, Inc.  The Peer Group Data, along with other information obtained by Compensation Committee and Board members from media reports or other generally available sources related to executive compensation, and from corporate director events attended by Compensation Committee and Board members, is used solely as a subjective frame of reference, rather than for benchmarking compensation for the NEOs.  The Compensation Committee and Board of Directors do not utilize a formulaic or standard, formalized benchmarking level or element in tying or otherwise setting our executive compensation to that of other companies.  Generally, our overall executive compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.  If our stock performance substantially outperforms similar companies, our executive compensation could exceed other companies.  Barring significant increases in the stock price, however, our compensation levels generally lag our peers’.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its next three most highly compensated executive officers (other than the chief financial officer) in the year that the compensation is paid).  This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules.  We conduct an ongoing review of our compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid consistent with our existing commitments and ongoing competitive needs.  However, nondeductible compensation in excess of this limitation may be paid.

Use of Compensation Consultants

No compensation consultants were retained by the Corporation, the Board or the Compensation Committee to either evaluate or recommend the setting of executive compensation during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Elements of Executive Compensation

The primary components of our executive compensation program have included:

•                  base cash salary;

•                  equity incentive compensation in the form of stock options and restricted stock units offered under EchoStar’s stock incentive plan;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

Our executive compensation program may also include short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses.  These elements combine to promote the objectives and policies described above.  Base salary, 401(k) benefits and other benefits and perquisites provided generally to employees provide a minimum level of compensation for our NEOs.  While short-term incentives reward individual performance and achievement of annual goals important to the Corporation, during 2012, we elected not to implement a short-term incentive program.  However, during 2012 certain officers of Hughes Communications, including Mr. Kaul and Mr. Manson, received short-term incentive payments pursuant to an annual incentive plan that is in place at Hughes Communications and existed prior to the Hughes Acquisition.  Long-term equity-incentive compensation aligns NEO compensation directly with the creation of long-term shareholder value and promotes retention.

We have not required that a certain percentage of an executive’s compensation be provided in one form versus another.  However, the goal of the Compensation Committee and the Board of Directors is to award compensation that is reasonable in relation to our compensation program and objectives when all elements of potential compensation are considered.  Each element of our historical executive compensation and the rationale for each element are described below.

Base Cash Salary

We have traditionally included salary in our executive compensation package under the belief that it is appropriate that some portion of the compensation paid to our executives be provided in a form that is fixed and liquid occurring over regular intervals.  Generally, for the reasons discussed in “Long-Term Equity Incentive Compensation,” we have weighted overall compensation towards equity components as opposed to base salaries.  The Compensation Committee and Board of Directors have traditionally been free to set base salary at any level deemed appropriate and typically review base salaries once annually.  Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the following factors:

•                  the Compensation Committee’s and Board of Directors’ respective assessment of EchoStar’s overall financial and business performance;

•                  the performance of the NEO’s business unit, if applicable;

•                  the NEO’s individual contributions to EchoStar; and

•                  the rate of standard annual merit increase for employees who are performing at a satisfactory level.

Annual base salaries paid to our executive officers have historically been at levels below those generally paid to executive officers with comparable experience and responsibilities in companies of similar size or industry.  In addition, we believe the compensation paid to Mr. Dugan has generally been at a level that is below amounts paid to chief executive officers at other companies of similar size in comparable industries.  Mr. Ergen recommends to the Board of Directors, but the Board of Directors ultimately approves, any changes in the base salary of our NEOs.

Equity Incentive Compensation

We have operated under the belief that our executive officers will be better able to contribute to our long-term success and help build incremental shareholder value if they have a stake in our future success and value.  We believe this stake focuses the executive officers’ attention on managing as owners with equity positions and aligns their interests with the long-term interests of our shareholders.  Equity awards therefore have generally represented an important and significant component of our compensation program for executive officers.  We have attempted to create general incentives with standard stock option grants and conditional incentives through conditional awards that may include payouts in cash or equity.  In addition, we seek to ensure that each NEO has equity awards at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of the NEOs has appropriate incentives tied to the performance of our Class A Shares.  Therefore, we may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold.  In addition, if an NEO recently received a substantial amount of equity incentives, we may not grant any equity incentives to that particular NEO.

In granting equity incentive compensation, the Compensation Committee also takes into account whether an NEO has been promoted in determining whether to grant equity awards to that individual.  Finally, from time to time, the Compensation Committee may grant one-time equity awards based on a number of subjective criteria, including an NEO’s position and role in our success and whether an NEO made any exceptional contributions to our success.

To aid in our retention of employees, options granted under our stock incentive plans generally vest at the rate of 20% per year and have exercise prices not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day).  Our standard form of option agreement given to executive officers has included acceleration of vesting upon a change in control for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Stock Incentive Plan.  We have adopted an employee stock incentive plan, which we refer to as the 2008 Stock Incentive Plan. The purpose of the 2008 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees.  Awards available to be granted under the 2008 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.

Class B Chairman Stock Option Plan.  We have adopted a Class B Chairman stock option plan, which we refer to as the 2008 Class B Chairman Stock Option Plan. The purpose of the 2008 Class B Chairman Stock Option Plan is to promote the interests of the Corporation by aiding in the retention of Mr. Ergen, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in the Corporation.  Mr. Ergen abstained from our Board of Directors’ vote on this matter.  Awards available to be granted under the 2008 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to our Class B Shares.  Up to 4 million shares of our Class B Shares are available for awards under the 2008 Class B Chairman Stock Option Plan.  Only Mr. Ergen is eligible to participate in the 2008 Class B Chairman Stock Option Plan.  No awards have been granted under the 2008 Class B Chairman Stock Option Plan.

Nonemployee Director Stock Option Plan.  We have adopted a non-employee director stock option plan, which we refer to as the 2008 Director Plan.  The purpose of the 2008 Director Plan is to advance our interests through the motivation, attraction and retention of highly-qualified non-employee directors.  The 2008 Director Plan grants our new non-employee directors, upon their initial election or appointment to our Board, an option to acquire a number of shares of our Class A Shares determined by the Compensation Committee.  We may also grant, in our discretion, non-employee directors further options to acquire our shares of Class A Shares.  As of December 31, 2012, 123,000 shares of our Class A Shares were available for issuance under the 2008 Director Plan.

Employee Stock Purchase Plan.  We have adopted an employee stock purchase plan, which we refer to as our ESPP.  The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in us by the purchase of our Class A Shares.  All full-time employees who are employed by EchoStar for at least one calendar quarter are eligible to participate in the ESPP.  Employee stock purchases are made through payroll deductions.  Under the terms of the ESPP, employees are not permitted to deduct an amount that would permit such employee to purchase our capital stock under our ESPP in an amount that exceeds $25,000 in fair market value of capital stock in any one year.  The ESPP is intended to qualify under Section 423 of the Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP.

Practices Regarding Grant of Equity Incentives.  We have generally granted equity awards as of the last day of each calendar quarter and have set exercise prices at not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the grant date is not a trading day).  Effective April 1, 2013, we plan to generally grant equity awards on the first day of each calendar quarter following the quarter in which the award was approved.

Short-Term Incentive Compensation

During 2012, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program.  However, during 2012 certain officers of Hughes Communications, including Mr. Kaul and Mr. Manson, received short-term incentive payments pursuant to an annual incentive plan established by Hughes Communications prior to the Hughes Acquisition.  If our Compensation Committee chooses to establish a short-term incentive plan or a cash incentive plan, it will make a determination as to both the performance goals and the payouts that will be made upon achievement of those performance goals.  In the future, the Board and Compensation Committee may elect to award short-term incentive compensation that reflects appropriate performance goals for our business.

401(k) Plan

2012 401(k) Plan.  During 2012, we had a defined-contribution tax-qualified 401(k) plan for our employees (excluding Hughes employees), including our NEOs (other than Mr. Kaul and Mr. Manson), to encourage our employees to save some percentage of their cash compensation for their eventual retirement.  Our executives participated in the 401(k) plan on the same terms as our other employees.  Under the plan, employees became eligible for participation in the 401(k) plan upon completing ninety days of service with the Corporation and reaching age 19.  Participants in the 401(k) plan were able to contribute up to 50% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Code.  We could make a 50% matching employer contribution up to a maximum of $1,500 per participant per calendar year.  In addition, we could make an annual discretionary profit sharing contribution to the 401(k) plan with the approval of the Compensation Committee and the Board of Directors.  For 2012, the profit sharing contribution was 4% up to a maximum of $4,000 per participant.  Participants in the 401(k) plan are immediately vested in their voluntary contributions and earnings on voluntary contributions.  Our employer contributions to 401(k) plan participants’ accounts generally vest 20% per year commencing one year from the participants’ first day of employment.  After five years of employment, participants are fully vested in all past and subsequent 401(k) plan contributions by the Company.

New 401(k) Plan.  Beginning in January 2013, we adopted a new defined-contribution tax-qualified 401(k) plan for all EchoStar employees (including Hughes employees), including our executives, to encourage our employees to save some percentage of their cash compensation for their eventual retirement.  Our executives participate in the 401(k) plan on the same terms as our other employees.  Under the plan, new employees become eligible for participation in the 401(k) plan the first of the month following, or coinciding with, their hire date.  Participants in the 401(k) plan are able to contribute up to 50% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Code.  However, highly compensated employees (those earning greater than $115,000 per year) are only eligible to contribute up to 16% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Code.  We also make a matching employer contribution of 50% of the participant’s contributions of up to 6% of such participant’s eligible compensation, up to a maximum of $7,500 per participant per calendar year.  In addition, we may make an annual discretionary profit sharing contribution to the 401(k) plan with the approval of the Compensation Committee and the Board of Directors. Participants in the 401(k) plan are immediately vested in their voluntary contributions and earnings on voluntary contributions.  Our employer contributions to 401(k) plan participants’ accounts generally vest 20% per year commencing one year from the participants’ first day of employment, but, for certain legacy Hughes employees, vest 100% on the third anniversary of the participants’ first day of employment.  After five years of employment

(three years for certain legacy Hughes employees), participants are fully vested in all past and subsequent 401(k) plan contributions by the Company.

Excess Benefit Plan.  Beginning in January 2013, we adopted a non-qualified Excess Benefit Plan for the benefit of a select group of officers and highly compensated employees of the Corporation whose benefits under our 401(k) plan are limited by the Code.  Excess Benefit Plan participants, including our NEOs, may elect to contribute up to 16% of their eligible compensation into the plan on a pre-tax basis each payroll period.  We do not match any employee contributions in the Excess Benefit Plan.  Participants are always 100% vested in the contributions they make into the plan.  During 2012, certain officers of Hughes, including Mr. Kaul and Mr. Manson, participated in the Hughes Excess Benefit Plan which provided similar benefits and was in place prior to the Hughes Acquisition.

Perquisites and Personal Benefits, Post-Termination Compensation and Other Compensation

We have traditionally offered certain plans and other benefits to our executive officers on the same terms as other employees.  These plans and benefits have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on our products and services.  Relocation benefits may also be reimbursed, but are individually negotiated when they occur.  We have also permitted certain NEOs and their family members and guests to use our corporate aircraft for personal use.  We have also paid annual tax preparation costs for certain NEOs.

We have not traditionally had any plans in place to provide severance benefits to employees.  However, certain stock options and restricted stock units have been granted to our executive officers subject to acceleration of vesting upon a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.  In addition, certain officers of Hughes, including Mr. Kaul and Mr. Manson, have severance benefits that were approved by Hughes Communications prior to the Hughes Acquisition.

Shareholder Advisory Vote on Executive Compensation

We provided our shareholders with the opportunity to cast an advisory vote on executive compensation at the annual meeting of shareholders held in May 2011.  Over 99% of the voting power represented at the meeting and entitled to vote on that matter voted to approve, on an advisory basis, the compensation paid to the our named executive officers, as described in the proxy statement for that meeting.  The Compensation Committee reviewed these voting results.  Since the voting results affirmed shareholders’ support of our approach to executive compensation, we did not change our approach in 2012 as a direct result of the vote.  We intend to continue to seek a shareholder advisory vote on executive compensation once every three years.

2012 Executive Compensation

We generally make decisions with respect to executive compensation for a particular compensation year in the first or second quarter of the applicable compensation year.  With respect to the executive compensation of each NEO for 2012 (except Mr. Kaul and Mr. Manson, whose compensation was determined by Hughes Communications prior to the Hughes Acquisition), the Compensation Committee (along with Mr. Ergen, for each of the NEOs other than Mr. Kaul and Mr. Manson) reviewed total compensation of each NEO and the value of (a) historic and current components of each NEO’s compensation, including the base salary and bonus paid to the NEO in the prior year, and (b) stock options and restricted stock units held by each NEO in EchoStar’s incentive plans.  The Compensation Committee (along with Mr. Ergen, for each of the NEOs other than Mr. Kaul and Mr. Manson) also reviewed the Peer Group Data prepared for 2012 and other information described in “Compilation of Certain Proxy Data” above.  As described in “General Compensation Levels” above, we aim to provide base salaries and long-term incentives that are competitive with market practice with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives.  In addition, the Compensation Committee has discretion to award performance based compensation that is based on performance goals different from those previously set or that is higher or lower than the anticipated compensation under our incentive plans if particular performance goals were met.  The Compensation Committee did not exercise this discretion in 2012.

Compensation of Our Chief Executive Officer and President

2012 Base Salary.  Mr. Dugan’s base salary was agreed to between EchoStar and Mr. Dugan in November 2009 in connection with the commencement of Mr. Dugan’s employment as Chief Executive Officer and President of EchoStar.  In determining Mr. Dugan’s 2012 base salary, Mr. Ergen subjectively determined that Mr. Dugan’s existing base compensation was already within the range of market compensation for companies of similar industry and size in light of our practices with respect to base salaries and that therefore an increase over Mr. Dugan’s 2011 base salary was not necessary.

2012 Cash Bonus.  No bonus was paid to Mr. Dugan in 2012.

2012 Equity Incentives.  With respect to equity incentives, we attempt to ensure that our Chief Executive Officer and President has equity awards at any given time that are significant in relation to his annual cash compensation to ensure that he has appropriate incentives tied to the performance of our Class A Shares.  As a result, during 2012, the Compensation Committee awarded Mr. Dugan an additional option to purchase 250,000 Class A Shares.

Compensation of Other Named Executive Officers

2012 Base Salary.  Base salaries for each of the other NEOs are determined annually by the Board of Directors primarily based on Mr. Ergen’s recommendations.  The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as our controlling shareholder.  Mr. Ergen made recommendations to the Board of Directors with respect to the 2012 base salary of each of the other NEOs, other than Mr. Kaul and Mr. Manson, after considering: (a) the NEO’s base salary in 2011, (b) the range of the percentage increases in base salary for NEOs of the companies contained in the Peer Group Data, (c) whether the NEO’s base salary was appropriate in light of our goals, including retention of the NEO, (d) the expected compensation to be paid to other NEOs in 2012 in relation to a particular NEO in 2012, (e) whether the NEO was promoted or newly hired in 2012, and (f) whether in Mr. Ergen’s subjective determination, the NEO’s performance in 2011 warranted an increase in the NEO’s base salary in 2012.  Placing primary weight on (a) the NEO’s base salary in 2011 and (b) whether, in Mr. Ergen’s subjective view, an increase in 2012 base salary was warranted based on performance or necessary to retain the NEO, Mr. Ergen recommended the base salary amounts indicated in “Executive Compensation and Other Information - Summary Compensation Table” below.  The basis for Mr. Ergen’s recommendation with respect to each of the other NEOs is discussed below.  The Board of Directors accepted each of Mr. Ergen’s recommendations on base salaries for each of the other NEOs discussed below.

Mr. Carroll.  In determining Mr. Carroll’s 2012 base salary, Mr. Ergen subjectively determined that Mr. Carroll’s existing base compensation was already within the range of market compensation indicated in the Peer Group Data in light of EchoStar’s practices with respect to base salaries and that therefore an increase over Mr. Carroll’s 2011 base salary was not necessary.

Mr. Jackson.  In determining Mr. Jackson’s 2012 base salary, Mr. Ergen subjectively determined that Mr. Jackson’s existing base compensation was already within the range of market compensation indicated in the Peer Group Data in light of EchoStar’s practices with respect to base salaries and that therefore an increase over Mr. Jackson’s 2011 base salary was not necessary.

Mr. Kaul.  Mr. Kaul’s compensation was set by Hughes Communications prior to the Hughes Acquisition.  In connection with the Hughes Acquisition, EchoStar agreed to generally maintain cash compensation and benefits for Hughes employees that were no less favorable than such compensation and benefits existing at the time of the Hughes Acquisition for a one-year period following the closing of the Hughes Acquisition.

Mr. Manson.  Mr. Manson’s compensation was set by Hughes Communications prior to the Hughes Acquisition.  In connection with the Hughes Acquisition, EchoStar agreed to generally maintain cash compensation and benefits for Hughes employees that were no less favorable than such compensation and benefits existing at the time of the Hughes Acquisition for a one-year period following the closing of the Hughes Acquisition.  Accordingly, Mr. Ergen recommended, and the Board of Directors agreed, that Mr. Manson should maintain his 2011 compensation approved by Hughes Communications prior to the Hughes Acquisition.

Mr. Rayner.   Mr. Rayner’s salary was approved by the Board of Directors in connection with the commencement of Mr. Rayner’s employment as Executive Vice President and Chief Financial Officer, effective as of December 3, 2012.

2012 Cash Bonus.  Mr. Ergen generally recommends that an NEO receive a discretionary cash bonus only to the extent that Mr. Ergen considered a particular individual’s performance to have made an extraordinary contribution towards the achievement of EchoStar’s goals.  In 2012, Mr. Carroll received a discretionary cash bonus for taking the role of Chief Financial Officer of the Corporation, while continuing the duties of his prior role as Executive Vice President, Business Development.  In addition, Mr. Kaul and Mr. Manson each received a cash bonus in accordance with compensation arrangements approved by Hughes Communications prior to the Hughes Acquisition.  No other cash bonuses were awarded to any NEOs.

2012 Equity Incentives.  With respect to equity incentives, we primarily evaluate the position of each NEO to ensure that each individual has equity awards at any given time that are significant in relation to the NEO’s annual cash compensation to ensure that the NEO has appropriate incentives tied to the performance of our Class A Shares.  This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s recommendation.  As discussed above, in granting awards to the other NEOs for 2012, Mr. Ergen based his recommendation on, and the Compensation Committee took into account, among other things, what was necessary to retain our executive officers.  During 2012, the Compensation Committee awarded Mr. Dugan an option to purchase 250,000 Class A Shares to ensure that he had appropriate incentives tied to the performance of our Class A Shares.  In addition, in connection with the commencement of his appointment as Executive Vice President and Chief Financial Officer, Mr. Rayner was awarded 33,333 restricted stock units and an option to purchase 100,000 Class A Shares.  No other NEOs received equity awards in 2012.

Compensation Committee Report

The Compensation Committee is appointed by the Board of Directors to discharge certain of the Board’s responsibilities relating to compensation of EchoStar’s executive officers.

The Compensation Committee, to the extent the Board deems necessary or appropriate, will:

•                  Make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and Board members other than nonemployee directors;

•                  Approve all other option grants and issuances of EchoStar’s equity securities, and recommend that the full Board make and approve such grants and issuances;

•                  Establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard Stock Incentive Plan options that may be paid to EchoStar’s executive officers, and certify achievement of such goals prior to payment; and

•                  Set the compensation of the Chairman.

Based on the review of the Compensation Discussion and Analysis and discussions with management, we recommended to management that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement.  The Compensation Committee notes that the information with respect to DISH Network is based solely on information supplied by DISH Network to EchoStar.

Respectfully submitted,

The Compensation Committee

Tom A. Ortolf (Chairman)

C. Michael Schroeder

Anthony M. Federico

The report of the Compensation Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act of 1933

(the “Securities Act”) or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

Executive Compensation Tables

Explanatory Note to Executive Compensation Tables: Spin-Off from DISH Network

In connection with our Spin-off from DISH Network, which was effective on January 1, 2008, all outstanding DISH Network stock options and restricted stock units (collectively, “Stock-Based Awards”) held by DISH Network employees, including executive officers, were adjusted as follows:

Options.  Each DISH Network stock option was converted into two options:

•                  an adjusted DISH Network stock option for the same number of shares as were exercisable under the original DISH Network stock option with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.831219.

•                  a new EchoStar stock option for one-fifth of the number of shares as were exercisable under the original DISH Network stock option with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.843907.

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries.  The following table sets forth the cash and noncash compensation paid to such executive officers as discussed above for the NEOs for the fiscal year ended December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)

Kenneth G. Carroll (4)	2012	400,000	50,000	—	—	—	—	17,038	467,038
Executive Vice President,	2011	331,538	—	418,800	1,092,030	—	—	3,807	1,846,175
Corporate and Business Development	2010	121,154	—	—	—	—	—	—	121,154

Michael T. Dugan	2012	750,000	—	—	3,466,925	—	—	67,517	4,284,442
Chief Executive Officer and President	2011	750,000	—	350	—	—	—	58,420	808,770
	2010	750,000	—	—	—	—	—	5,691	755,691

Mark W. Jackson	2012	500,000	—	—	—	—	—	4,000	504,000
President, EchoStar Technologies	2011	500,000	—	—	—	—	—	7,895	507,895
	2010	471,346	—	—	332,995	—	—	4,191	808,532

Pradman P. Kaul (5)	2012	725,005	54,450	—	—	599,550	31,205	153,192	1,563,402
President, Hughes	2011	393,675	52,500	—	—	336,000	—	58,189	840,364

Dean Manson (6)	2012	310,785	15,000	—	—	165,000	5,189	46,020	541,994
Executive Vice President, General Counsel and Secretary	2011	171,519	12,525	—	—	70,975	1,981	18,340	275,340

David J. Rayner (7)	2012	25,385	—	1,140,655	1,370,360	—	—	—	2,536,400
Executive Vice President and	2011	390,094	—	—	1,117,905	—	—	4,000	1,511,999
Chief Financial Officer	2010	359,791	—	—	499,493	—	—	4,000	863,284

(1)                    The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values.  Assumptions used in the calculation of these amounts are included in Note 14 in the Notes to the Corporation’s audited financial statements for the fiscal year ended December 31, 2012, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 20, 2013.

(2)                    In both 2011 and 2012, the Hughes annual incentive plan had metrics which were 85% tied to the financial performance of Hughes, and 15% subjective.  The subjective portion is reported under “Bonus,” and the financial portion is reported under “Non-Equity Incentive Plan.”

(3)                    “All Other Compensation” for all of the NEOs includes amounts contributed pursuant to our 401(k) matching program, vacation carry over, relocation payments, our profit sharing program and personal use of corporate aircraft.  For Mr. Dugan, this includes unused vacation accruals of $21,635 and $40,382 for personal use of corporate aircraft.  For Mr. Carroll, this includes unused vacation accruals of $11,538.  Mr. Kaul’s and Mr. Manson’s other compensation includes programs put in place by Hughes prior to the Hughes Acquisition.  Mr. Kaul’s includes $22,711 for executive medical, $76,800 company match in the Non-Qualified Deferred Compensation Program, $15,000 match in the Company’s 401(k) Plan, $13,820 for Financial Planning and $15,120 for car allowance.  Mr. Manson’s other compensation includes $13,830 company match in the Non-Qualified Deferred Compensation Program, $15,000 match in the Company’s 401(k) Plan, and $12,940 for car allowance.

(4)                    Mr. Carroll served as our Chief Financial Officer from November 2011 until December 3, 2012, when Mr. Carroll was elected to serve as Executive Vice President of Business and Corporate Development.

(5)                    Mr. Kaul became an employee of the Corporation, effective June 8, 2011 in connection with the Hughes Acquisition.  Mr. Kaul has served as a member of our board of directors since August 2011.  The compensation information for 2011 included above reflects only that portion of Mr. Kaul’s compensation attributable on a pro rata basis to the time period between June 8, 2011 and December 31, 2011.  He continues to participate in compensation programs approved by Hughes Communications, which existed prior to the Hughes Acquisition.

(6)                    Mr. Manson became an employee of EchoStar effective June 8, 2011 in connection with the Hughes Acquisition.  Mr. Manson has served as our Executive Vice President, General Counsel and Secretary since November 2011.  He continues to participate in compensation programs approved by Hughes Communications, which were put in place prior to the Hughes Acquisition.  Mr. Manson was not an NEO in 2011 or 2010.

(7)                    Mr. Rayner has served as our Executive Vice President and Chief Financial Officer since December 2012.  Mr. Rayner also served as our Executive Vice President and Chief Financial Officer from June 2010 to November 2011.

Grant of Plan-Based Awards

The following table provides information on EchoStar equity awards granted in 2012 for the NEOs.

		Date of Compensation	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (1) (#)	Options (#)	Awards ($/sh)	Awards (2) ($)
Kenneth G. Carroll	4/1/2012	2/12/12	—	—	—	—	—	—	191	—	—	—

Michael T. Dugan	4/1/2012	2/12/12	—	—	—	—	—	—	191	—	—	—
	12/31/2012	12/11/2012	—	—	—	—	—	—	—	250,000	34	3,466,925

Mark W. Jackson	4/1/2012	2/12/12	—	—	—	—	—	—	191	—	—	—

David J. Rayner	12/31/2012	11/1/2012	—	—	—	—	—	—	33,333	—	34	1,140,655
	12/31/2012	11/1/2012	—	—	—	—	—	—	—	100,000	34	1,370,360

(1)                        The 33,333 shares granted on December 31, 2012 and reported in the “All Other Stock Awards” column represent restricted stock units awarded to Mr. Rayner upon his appointment as Executive Vice President and Chief Financial Officer.

The 191 shares granted on April 1, 2012 and reported in the “All Other Stock Awards” column represent shares awarded to the eligible NEOs during 2012 pursuant to our profit sharing program.  The cash value of these shares is also reported in the Summary Compensation Table, under “All Other Compensation.”

(2)                        The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column reflect the aggregate grant date fair values.  Assumptions used in the calculation of these amounts are included in Note 14 in the Notes to the Corporation’s audited financial statements for the fiscal year ended December 31, 2012, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 20, 2013.

Outstanding Equity Awards at Fiscal Year-End

Except as indicated elsewhere, all awards reflected in this table were made in shares of EchoStar common stock and were granted under the terms of EchoStar’s 2008 Stock Incentive Plan.  As discussed above, in connection with the Spin-off of EchoStar, effective January 1, 2008, all DISH Network equity awards were adjusted to reflect the change in the price of DISH Network common stock that occurred as a result of the Spin-off, and an additional award was granted that related to EchoStar’s common stock.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Valueof Unearned Shares, Units or Other Rights That Have Not Vested ($)

Kenneth G. Carroll (1)	20,000	30,000	—	19.08	44,104		—	—	—	—
	10,000	40,000	—	36.43	44,377		—	—	—	—
	10,000	40,000	—	20.94	44,561		—	—	16,000	547,520

Michael T. Dugan	100,000	—	—	22.94	42,368	(2)	—	—	—	—
	420,000	—	—	20.60	42,368	(3)	—	—	—	—
	750,000	—	—	20.14	43,830		—	—	—	—
		250,000		34.22	44,926

Mark W. Jackson	20,000	—	—	22.01	41,364	(3)	—	—	—	—
	40,000	—	—	25.96	41,820	(2)	—	—	—	—
	200,000	—	—	23.56	41,820	(3)	—	—	—	—
	—	—	60,000	24.69	42,094	(2)	—	—	—	—
	—	—	300,000	22.32	42,094	(3)	—	—	—	—
	20,000	—	—	25.46	42,185	(2)	—	—	—	—
	100,000	—	—	23.07	42,185	(3)	—	—	—	—
	40,000	—	—	22.94	42,368	(2)	—	—	—	—
	200,000	—	—	20.60	42,368	(3)	—	—	—	—
	160,000	40,000	—	29.54	43,190		—	—	—	—
	60,000	40,000	—	14.83	43,555		—	—	—	—
	20,000	30,000	—	19.08	44,012		—	—	—	—

David J. Rayner (1)	—	100,000	—	34.22	44,926		33,333	1,140,655	—	—

(1)             Mr. Rayner has served as our Executive Vice President and Chief Financial Officer since December 2012 and also served as our Executive Vice President and Chief Financial Officer from June 2010 to November 2011.  Mr. Carroll served as our Chief Financial Officer from November 2011 until December 3, 2012, when Mr. Carroll was elected to serve as Executive Vice President of Business and Corporate Development.

(2)             Amounts represent outstanding EchoStar awards received by our NEOs as a result of the Spin-off.

(3)             Amounts represent outstanding DISH Network awards granted to our NEOs prior to the Spin-off.

Option Exercises and Stock Vested

The following table summarizes the exercises of stock options by our NEOs and the vesting of stock held by our NEOs during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Kenneth G. Carroll	—	—	4,000	136,880

Michael T. Dugan	3,600	15,639	—	—

Mark W. Jackson	4,000	28,456	—	—

(1)         The value realized on exercise is computed by multiplying the difference between the exercise price of the stock option and the market price of the Class A Shares on the date of exercise by the number of shares with respect to which the option was exercised.

Nonqualified Deferred Compensation

The following table summarizes non-qualified deferred compensation earned or contributed by, or on behalf of, Mr. Kaul and Mr. Manson under the Hughes Excess Benefit Plan for the year ended December 31, 2012.  The Hughes Excess Benefit Plan was established by Hughes prior to the Hughes Acquisition and in connection with the Hughes Acquisition, EchoStar agreed to generally maintain cash compensation and benefits for Hughes employees that were no less favorable than such compensation and benefits existing at the time of the Hughes Acquisition for a one-year period following the closing of the Hughes Acquisition.

Name	Executive Contributions in 2012 ($)	Registrant Contributions in 2012 ($)	Aggregate Earnings in 2012(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/12 ($)

Pradman P. Kaul	204,801	76,800	39,465	—	405,212

Dean A. Manson	20,745	13,830	6,826	—	66,281

(1)         Aggregate earnings are dependent on the investment decisions made by the executive.  All earnings are market earnings, and none are preferential or set by the Company or Hughes.

Potential Payments Upon Termination Following a Change in Control

As discussed in “—Compensation Discussion and Analysis” above, our standard form of option agreement given to executive officers includes acceleration of vesting upon a change in control for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (A) EchoStar or (B) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of EchoStar are not continuing directors.

Assuming a change in control were to have taken place as of December 31, 2012 and the executives are terminated by EchoStar or the surviving entity at such date, the estimated benefits that would have been provided are as follows:

Name	Maximum Value of Accelerated Vesting of Options

Kenneth G. Carroll	985,400

Michael T. Dugan	—

Mark W. Jackson	1,988,800

David J. Rayner	—

Mr. Kaul’s and Mr. Manson’s compensation, including their termination benefits, was set by Hughes Communications prior to the Hughes Acquisition. Neither Mr. Kaul nor Mr. Manson has any termination benefits triggered by a change of control of EchoStar.

Pursuant to his employment agreement, if Mr. Kaul’s employment is terminated for cause, Mr. Kaul will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies), through the date of termination. In the event that Mr. Kaul’s employment is terminated by us without cause, terminated by him for good reason, or in the event that we provide him with notice of non-renewal of his employment agreement, subject to his execution of a waiver and release of claims in favor of the company and its affiliates, Mr. Kaul would receive: (i) any earned but unpaid compensation, including base salary, bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) a lump sum amount equal to three (3) times the sum of (x) and (y), where (x) is Mr. Kaul’s annual base salary (in effect on the date of termination) and (y) is 100% of Mr. Kaul’s target bonus amount; (iii) certain COBRA benefits not to exceed a cash amount equal to 1.5 times the monthly COBRA premium paid by Mr. Kaul; and (vi) reasonable outplacement benefits.  However, in the event Mr. Kaul terminates his employment without good reason, he becomes permanently disabled and is terminated by us, or he dies during the term of his employment agreement, he will only be entitled to his earned but unpaid compensation, including base salary, bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies), through the date of termination.

Assuming that Mr. Kaul’s employment was terminated under any of the following circumstances as of December 31, 2012, the payments and benefits that would have been provided are as follows:

Circumstance	Cash Severance (1) ($)	Bonus (2) ($)	Medical Continuation (3) ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts ($)	Outplacement Benefits ($)
For cause	—	654,000	—	—
Without cause, for good reason or non-renewal of agreement by us	4,350,000	654,000	38,528	—
Without good reason or non-renewal of agreement by executive	—	654,000	—	—
Disability or death	—	654,000	—	—
Change in control (4)	4,350,000	654,000	38,528	—

(1)         This amount represents three times the sum of Mr. Kaul’s base salary plus target bonus.

(2)         This amount represents Mr. Kaul’s annual incentive plan bonus earned in 2012.

(3)         This amount represents the amount of Mr. Kaul’s medical payments for 18 months of COBRA coverage times 150%.

(4)         No payments or benefits are triggered based solely upon a change of control of EchoStar.

Pursuant to an agreement between Mr. Manson and Hughes, if Mr. Manson’s employment is terminated for cause, Mr. Manson will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies), through the date of termination. In the event that Mr. Manson’s employment is terminated by us without cause, terminated by him for good reason, or in the event that we provide him with notice of non-renewal of his employment agreement, subject to his execution of a waiver and release of claims in favor of the company and its affiliates, Mr. Manson would receive: (i) any earned but unpaid compensation, including base salary, bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) a lump sum amount equal to one and one-half (1 ½) times the sum of (x) and (y), where (x) is Mr. Manson’s annual base salary (in effect on the date of termination) and (y) is 100% of Mr. Manson’s target bonus amount; (iii) certain COBRA benefits not to exceed a cash amount equal to 1.5 times the monthly COBRA premium paid by Mr. Manson; and (vi) reasonable outplacement benefits.

Assuming that Mr. Manson’s employment was terminated under any of the following circumstances as of December 31, 2012, the payments and benefits that would have been provided are as follows:

Circumstance	Cash Severance (1) ($)	Bonus (2) ($)	Medical Continuation (3) ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts ($)	Outplacement Benefits ($)
For cause	—	180,000	—	—	—
Without cause, for good reason or non-renewal of agreement by us	770,247	180,000	20,517	—	15,000
Without good reason or non-renewal of agreement by executive	—	180,000	—	—	—
Disability or death	—	180,000	—	—	—
Change in control (4)	770,247	180,000	20,517	—	15,000

(1)         This amount represents one and one half times the sum of Mr. Manson’s base salary plus target bonus.

(2)         This amount represents Mr. Manson’s annual incentive plan bonus earned in 2012.

(3)         This amount represents the amount of Mr. Manson’s medical payments for 18 months of COBRA coverage times 150%.

(4)         No payments or benefits are triggered based solely upon a change of control of EchoStar.

Employee Stock Incentive Plan

We have adopted an employee stock incentive plan, which we refer to as the 2008 Stock Incentive Plan.  The purpose of the 2008 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees.  The 2008 Stock Incentive Plan is administered by our Compensation Committee.

Awards available under the 2008 Stock Incentive Plan include: (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.  As of December 31, 2012, 5,424,977 of our Class A Shares were available for issuance under the 2008 Stock Incentive Plan.  The Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to reprice awards.

As of December 31, 2012, there were outstanding options to purchase 7,908,300 Class A Shares and 151,683 outstanding restricted stock units under the 2008 Stock Incentive Plan.  These awards generally vest at the rate of 20% per year commencing one year from the date of grant.  The exercise prices of these options, which have generally been equal to or greater than the fair market value of our Class A Shares at the date of grant, range from less than $1.00 to $40.00 per Class A Share.

Equity Compensation Plan Information

In addition to the 2008 Director Plan and the 2008 Stock Incentive Plan, during 2008 we adopted and our shareholders approved the 2008 Class B Chairman Stock Option Plan, under which we have reserved 4 million Class B Shares for issuance.  The shares available for issuance under the 2008 Class B Chairman Stock Option Plan are not included in the table below.  No options have been granted to date under the 2008 Class B Chairman Stock Option Plan.

Other than certain options granted to Mr. Dugan which vest over a shorter period, the options granted under the 2008 Stock Incentive Plan generally vest over a five year period at the rate of 20% per year commencing one year from the date of grant.  The following table sets forth a description of our equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	8,059,983	$27.21	5,547,977
Equity compensation plans not approved by shareholders	—	—	—
Total	8,059,983	$27.21	5,547,977

(1)         The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock units that provide for the issuance of shares of common stock upon vesting because these awards do not require payment of an exercise price in order to obtain the underlying shares upon vesting.

Risk Assessment

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in our efforts to mitigate excessive risk-taking.  Further, with respect to our incentive compensation programs, when taking into consideration the compensation practices of DISH Network prior to the Spin-off, we have historically designed corporate performance metrics that determine payouts for certain business segment leaders in part on the achievement of longer-term company-wide goals.  This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of EchoStar and our shareholders as a whole. Finally, the multi-year vesting of our equity awards properly account for the time horizon of risk.  Furthermore, as discussed above, our overall compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy for the review and approval of transactions involving EchoStar and related parties, such as directors, executive officers (and their immediate family members) and DISH Network.  In order to identify these transactions, we distribute questionnaires to our officers and directors on a quarterly basis.  Our General Counsel then directs the appropriate review of all potential related-party transactions and schedules their presentation at the next regularly-scheduled meetings of the Audit Committee and the Board of Directors.  Both the Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote.  Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions.  Both the Audit Committee and the Board of Directors must approve the continuation of each such transaction, with all interested parties abstaining.  Transactions involving DISH Network are subject to the approval of a committee of the non-interlocking directors or in certain circumstances non-interlocking management.

Related Party Transactions with DISH Network

On January 1, 2008, we completed our separation from DISH Network.  Following the Spin-off, we and DISH Network have operated as separate public companies and DISH Network has no ownership interest in us. However, a substantial majority of the voting power of the shares of both companies is owned beneficially by our Chairman, Charles W. Ergen or by certain trusts established by Mr. Ergen for the benefit of his family.

In connection with the Spin-off and subsequent to the Spin-off, we and DISH Network have entered into agreements pursuant to which we obtain certain products, services and rights from DISH Network, DISH Network obtains certain products, services and rights from us, and we and DISH Network have indemnified each other against certain liabilities arising from our respective businesses. We also may enter into additional agreements with DISH Network in the future. The following is a summary of the terms of the principal agreements that we have entered into with DISH Network that have an impact on our results of operations.

In the near term, we expect that DISH Network will remain our principal customer. However, except as otherwise noted below, DISH Network has no obligation to purchase digital set-top boxes, satellite services or digital broadcast operation services from us. Therefore, if we are unable to extend these contracts on similar terms with DISH Network, or if we are otherwise unable to obtain similar contracts from third parties before that date, there could be a significant adverse effect on our business, results of operations and financial position.

Generally, the prices charged for products and services provided under the agreements entered into in connection with the Spin-off are based on our cost plus a fixed margin (unless noted differently below), which varies depending on the nature of the products and services provided.

Blockbuster Agreements

On April 26, 2011, DISH Network acquired substantially all of the assets of Blockbuster, Inc. (the “Blockbuster Acquisition”). On June 8, 2011, we completed the Hughes Acquisition. Hughes Communications provided certain broadband products and services to Blockbuster pursuant to an agreement that was entered into prior to the Blockbuster Acquisition and the Hughes Acquisition. Subsequent to both the Blockbuster Acquisition and the Hughes Acquisition, Blockbuster entered into a new agreement with Hughes Communications pursuant to which Blockbuster may continue to purchase broadband products and services from the Hughes segment (the “Blockbuster VSAT Agreement”). The term of the Blockbuster VSAT Agreement is through October 31, 2014 and Blockbuster has the option to renew the agreement for an additional one-year period. We earned revenues of $3.2 million under the Blockbuster VSAT Agreement during 2012.

Additionally, on August 5, 2011, we entered into a letter agreement with DISH Network pursuant to which certain assets used to support Blockbuster’s website were transferred to us and we agreed to provide certain technical and infrastructure support for the Blockbuster website. The letter agreement provides that it shall continue in effect until the completion of a definitive agreement between DISH Network and us setting forth the terms of our support of the Blockbuster website. The fees for the services provided under the letter agreement are calculated at cost plus a fixed margin, which varies depending upon the nature of the services provided. We earned revenues of approximately $7 million under this letter agreement during 2012.

Broadcast Agreement

In connection with the Spin-off, we and DISH Network entered into a broadcast agreement pursuant to which we provided certain broadcast services to DISH Network, including teleport services such as transmission and downlinking, channel origination services, and channel management services for a period that ended on January 1, 2012 (the “Prior Broadcast Agreement”).  DISH Network had the ability to terminate channel origination services and channel management services for any reason and without any liability upon at least 60 days’ notice to us.  If DISH Network terminated teleport services for a reason other than our breach, DISH Network was obligated to pay us the aggregate amount of the remainder of the expected cost of providing the teleport services.  The fees for the services provided under the Prior Broadcast Agreement were calculated at cost plus a fixed margin, which varied depending on the nature of the products and services provided.

Effective January 1, 2012, we and DISH Network entered into a new broadcast agreement (the “2012 Broadcast Agreement”) pursuant to which we will continue to provide broadcast services to DISH Network, for the period from January 1, 2012 to December 31, 2016.  The material terms of the 2012 Broadcast Agreement are substantially the same as the material terms of the Prior Broadcast Agreement, except that: (i) the fees for services provided under the 2012 Broadcast Agreement are calculated at either: (a) our cost of providing the relevant service plus a fixed dollar fee, which is subject to certain adjustments; or (b) our cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided; and (ii) if DISH Network terminates the teleport services provided under the 2012 Broadcast Agreement for a reason other than our breach, DISH Network generally is obligated to reimburse us for any direct costs we incur related to any such termination that we cannot reasonably mitigate.  There can be no assurance that, over the long term, aggregate pricing under the 2012 Broadcast Agreement will be substantially the same as it was under the Prior Broadcast Agreement.  We earned revenues of approximately $211.7 million from DISH Network under the 2012 Broadcast Agreement during 2012.

Broadcast Agreement for Certain Sports Related Programming

During May 2010, we and DISH Network entered into a broadcast agreement pursuant to which we provide certain broadcast services to DISH Network in connection with its carriage of certain sports related programming.  The term of this agreement is for ten years.  If DISH Network terminates this agreement for a reason other than our breach, DISH Network generally is obligated to reimburse us for any direct costs we incur related to any such termination that we cannot reasonably mitigate.  The fees for the broadcast services provided under this agreement depend, among other things, upon the cost to develop and provide such services.  We earned revenue from DISH Network of approximately $1.4 million under this broadcast agreement during 2012.

DBSD North America Agreement

On March 9, 2012, DISH Network completed its acquisition of 100% of the equity of reorganized DBSD North America, Inc. (“DBSD North America”).  Prior to DISH Network’s acquisition of DBSD North America and our completion of the Hughes Acquisition, DBSD North America and Hughes Network Systems, LLC (“HNS”), a wholly-owned subsidiary of Hughes, entered into an agreement pursuant to which our Hughes segment provides, among other things, hosting, operations and maintenance services of DBSD North America’s satellite gateway and associated ground infrastructure. This agreement was renewed for a one-year period ending on February 15, 2013, and renews for four successive one-year periods unless terminated by DBSD North America upon at least 30 days’ notice prior to the expiration of any renewal term.  HNS earned revenues from DBSD North America of approximately $2.0 million under this agreement during 2012.

DISH Digital Holding L.L.C.

Effective July 1, 2012, we and DISH Network formed DISH Digital Holding L.L.C. (“DISH Digital”), which is owned two-thirds by DISH Network and one-third by EchoStar. DISH Digital was formed to develop and commercialize certain advanced technologies. We, DISH Network and DISH Digital entered into the following agreements with respect to DISH Digital: (i) a contribution agreement pursuant to which we and DISH Network contributed certain assets in exchange for our respective ownership interests in DISH Digital (the “Contribution Agreement”); (ii) a limited liability company operating agreement, which provides for the governance of DISH Digital; and (iii) a commercial agreement pursuant to which, among other things, DISH Digital has: (a) certain rights and corresponding obligations with respect to DISH Digital’s business; and (b) the right, but not the obligation, to receive certain services from us and DISH Network, respectively. Since a substantial majority of the voting power of the shares of both us and DISH Network is owned beneficially by Charles W. Ergen, our Chairman and DISH Network’s Chairman, or by certain trusts established by Mr. Ergen for the benefit of his family, this is a formation of an entity under common control and a step up in basis is not allowed; therefore, each party’s contributions were recorded at book value for accounting purposes.  We earned revenues from DISH Digital of approximately $10.1 million under the commercial agreement during 2012.

DISHOnline.com Services Agreement

Effective January 1, 2010, DISH Network entered into a two-year agreement with us pursuant to which DISH Network receives certain services associated with an online video portal. The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services. We earned revenues of approximately $7.1 million under the DISHOnline.com Services Agreement during 2012.  DISH Network had the option to renew this agreement for three successive one-year terms and the agreement may be terminated for any reason upon at least 120 days’ notice to us. In November 2012, DISH Network exercised its right to renew this agreement for a one-year period ending on December 31, 2013.

DISH Remote Access Services Agreement

Effective February 23, 2010, DISH Network entered into an agreement with us pursuant to which DISH Network receives, among other things, certain remote DVR management services.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  We earned revenues of approximately $1.8 million under the DISH Remote Access Services Agreement during 2012.  This agreement has a term of five years with automatic renewal for successive one-year terms and may be terminated for any reason upon at least 120 days’ notice to us.

Employee Matters Agreement

We entered into an Employee Matters Agreement with DISH Network delineating our respective obligations to our employees. Pursuant to the agreement, we established a defined contribution plan for the benefit of our eligible employees in the United States (including our employees that transferred to us prior to the Spin-off).  Subject to any adjustments required by applicable law, the assets and liabilities of the DISH Network 401(k) Employee Savings Plan attributable to transferring employees, other than certain employees whose employment has terminated prior to January 1, 2008, were transferred to and assumed by the defined contribution plan established by us.  In addition, we established welfare plans for the benefit of our eligible employees and their respective eligible dependents that are substantially similar to the welfare plans currently maintained by DISH Network.  We also established a stock incentive plan and an employee stock purchase plan as described in “Compensation Discussion and Analysis.”  No payments were made under the Employee Matters Agreement during 2012 and no payments are expected under the Employee Matters Agreement in 2013 except for the reimbursement of certain expenses in connection with these employee benefit plans and potential indemnification payments in accordance with the separation agreement and certain employee transfers between us and DISH Network.  The employee matters agreement is non-terminable and will survive for the applicable statute of limitations.

Hughes Broadband Distribution Agreement

Effective October 1, 2012, HNS and dishNet Satellite Broadband L.L.C. (“dishNET”) entered into a distribution agreement (the “Distribution Agreement”) pursuant to which dishNET has the right, but not the obligation, to market, sell and distribute the Hughes satellite Internet service (the “Hughes service”). dishNET pays Hughes Communications a monthly per subscriber wholesale service fee for the Hughes service based upon a subscriber’s service level, and, beginning January 1, 2014, based upon certain volume subscription thresholds. The Distribution Agreement also provides that dishNET has the right, but not the obligation, to purchase certain broadband equipment from us to support the sale of Hughes service. The Distribution Agreement has a five year term with automatic renewal for successive one-year terms unless terminated by either party with a written notice at least 180 days before the expiration of the then-current term. Upon expiration or termination of the Distribution Agreement, the parties will continue to provide the Hughes service to the then-current dishNET subscribers pursuant to the terms and conditions of the Distribution Agreement. HNS earned revenues of approximately $21.2 million from dishNET under the Distribution Agreement during 2012.

Intellectual Property Matters Agreement

We entered into an Intellectual Property Matters Agreement with DISH Network and certain of its subsidiaries in connection with the Spin-off.  The Intellectual Property Matters Agreement governs our relationship with DISH Network with respect to patents, trademarks and other intellectual property.  The term of the Intellectual Property Matters Agreement will continue in perpetuity.  Pursuant to the Intellectual Property Matters Agreement DISH Network and certain of its subsidiaries irrevocably assigned to us all right, title and interest in certain patents, trademarks and other intellectual property necessary for the operation of our set-top box business.  In addition, the agreement permits us to use, in the operation of our set-top box business, certain other intellectual property currently owned or licensed by DISH Network and its subsidiaries.

We granted DISH Network and its subsidiaries a non-exclusive, non-transferable, worldwide license to use the name “EchoStar” and a portion of the assigned intellectual property as trade names and trademarks for a limited period of time in connection with DISH Network’s continued operation of the consumer business.  The purpose of such license is to eliminate confusion on the part of customers and others during the period following the Spin-off.  After the transitional period, DISH Network and its subsidiaries may not use the “EchoStar” name as a trademark, except in certain limited circumstances. Similarly, the intellectual property matters agreement provides that we will not make any use of the name or trademark “DISH Network” or any other trademark owned by DISH Network or its subsidiaries, except in certain circumstances. There were no payments under the Intellectual Property Matters Agreement during 2012.  There are no payments expected under the Intellectual Property Matters Agreement in 2013.

International Programming Rights Agreement

During the year ended December 31, 2012, DISH Network made no purchases of international rights for sporting events from us and for the years ended December 31, 2011 and 2010, DISH Network made no purchases and purchased $2 million, respectively, of certain international rights for sporting events from us, of which we retained only a certain portion.

Management Services Agreement

We have a Management Services Agreement with DISH Network pursuant to which DISH Network makes certain of its officers available to provide services (which are primarily accounting services) to us. Specifically, Paul W. Orban remains employed by DISH Network, but also served as our Senior Vice President and Controller through April 2012. We make payments to DISH Network based upon an allocable portion of the personnel costs and expenses incurred by DISH Network with respect to such DISH Network officers (taking into account wages and fringe benefits). These allocations are based upon the estimated percentages of time to be spent by the DISH Network executive officers performing services for us under the Management Services Agreement. We also reimburse DISH Network for direct out-of-pocket costs incurred by DISH Network for management services provided to us. We and DISH Network evaluate all charges for reasonableness at least annually and make any adjustments to these charges as we and DISH Network mutually agreed upon.

The Management Services Agreement automatically renewed on January 1, 2013 for an additional one-year period until January 1, 2014 and renews automatically for successive one-year periods thereafter, unless terminated earlier: (i) by us at any time upon at least 30 days’ notice; (ii) by DISH Network at the end of any renewal term, upon at least 180 days’ notice; or (iii) by DISH Network upon notice to us, following certain changes in control.  We incurred expenses payable to DISH Network of approximately $0.1 million under the Management Services Agreement during 2012.

Move Networks Services Agreement

In the fourth quarter of 2011, we granted DISH Network the right to use Move Network’s software and video publishing systems, which facilitate the streaming, downloading and distribution of audio and video content to set-top boxes via the Internet. The fees for the services provided under this agreement are based upon a fixed fee which varies based upon the number of set-top boxes in a given month that access Move Network’s software. This agreement has a term of five years with automatic renewal for successive one-year terms and may be terminated by DISH Network for any reason upon at least 180 days’ notice to us.  We earned revenues of approximately $0.3 million under this agreement during 2012.

NDS

In March 2012, we, DISH Network and NagraStar (as defined below), on the one hand, entered into a settlement agreement with NDS Group PLC and NDS Americas, Inc. (collectively, “NDS”), on the other hand.  The settlement resolved all pending litigation between us, DISH Network and NagraStar, on the one hand, and NDS, on the other hand, including litigation relating to certain conditional access systems provided by NagraStar.  We and DISH Network each incurred expenses of approximately $5.0 million under the settlement agreement with NDS during 2012.

Patent Cross-License Agreements

During December 2011, we and DISH Network entered into separate patent cross-license agreements with the same third party whereby: (i) we and such third party licensed our respective patents to each other subject to certain conditions; and (ii) DISH Network and such third party licensed their respective patents to each other subject to certain conditions (each, a “Cross-License Agreement”).  Each Cross License Agreement covers patents acquired by the respective party prior to January 1, 2017 and aggregate payments under both Cross-License Agreements total less than $10 million. Each Cross License Agreement also contains an option to extend each Cross-License Agreement to include patents acquired by the respective party prior to January 1, 2022.  If both options are exercised, the aggregate additional payments to such third party would total less than $3 million.  However, we and DISH Network may elect to extend our respective Cross-License Agreement independently of each other.  Since the aggregate payments under both Cross-License Agreements were based on the combined annual revenues of us and DISH Network, we and DISH Network agreed to allocate our respective payments to such third party based on our respective percentage of combined total revenue.

Product Support Agreement

In connection with the Spin-off, we entered into a product support agreement pursuant to which DISH Network has the right, but not the obligation, to receive product support (including certain engineering and technical support services) for all set-top boxes and related components that our subsidiaries have previously sold and in the future may sell to DISH Network. The fees for the services provided under the product support agreement are calculated at cost plus a fixed margin, which varies depending on the nature of the services provided. The term of the product support agreement is the economic life of such receivers and related components, unless terminated earlier. DISH Network may terminate the product support agreement for any reason upon at least 60 days’ notice. In the event of an early termination of this agreement, DISH Network shall be entitled to a refund of any unearned fees paid to us for the services.  We earned revenues of approximately $34.9 million from DISH Network under the Product Support Agreement during 2012.

Professional Services Agreement

Prior to 2010, in connection with the Spin-off, we entered into various agreements with DISH Network including the Transition Services Agreement, Satellite Procurement Agreement and Services Agreement, which all expired on January 1, 2010 and were replaced by a Professional Services Agreement. During 2009, we and DISH Network agreed that we shall continue to have the right, but not the obligation, to receive the following services from DISH Network, among others, certain of which were previously provided under the Transition Services Agreement: information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services. Additionally, we and DISH Network agreed that DISH Network shall continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network (previously provided under the Satellite Procurement Agreement), receive logistics, procurement and quality assurance services from us (previously provided under the Services Agreement) and other support services. The Professional Services Agreement automatically renewed on January 1, 2013 for an additional one-year period and renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days’ notice. However, either party may terminate the Professional Services Agreement in part with respect to any particular service it receives for any reason upon at least 30 days’ notice.  We incurred expenses payable to DISH Network of approximately $4.1 million under the Professional Services Agreement during 2012.  We earned revenues of approximately $6.4 million from DISH Network under the Professional Services Agreement during 2012.

Radio Access Network Agreement

On November 29, 2012, HNS entered into an agreement with DISH Network L.L.C. pursuant to which HNS will construct for DISH Network a ground-based satellite radio access network (“RAN”) for a fixed fee. The completion of the RAN under this agreement is expected to occur on or before November 29, 2014. This agreement generally may be terminated by DISH Network at any time for convenience.  HNS billed DISH Network $2.5 million in 2012 under this agreement and recorded revenue of $0.5 million during 2012.

Real Estate Lease Agreements

We have entered into lease agreements pursuant to which DISH Network leases certain real estate from us. The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area, and DISH Network is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises.  We earned revenues of approximately $13.0 million from DISH Network under the real estate lease agreements during 2012.  The term of each of the leases is set forth below:

Inverness Lease Agreement. The lease for certain space at 90 Inverness Circle East in Englewood, Colorado is for a period ending on December 31, 2016. This agreement can be terminated by either party upon six months prior notice.

Meridian Lease Agreement. The lease for all of 9601 S. Meridian Blvd. in Englewood, Colorado is for a period ending on December 31, 2016.

Santa Fe Lease Agreement. The lease for all of 5701 S. Santa Fe Dr. in Littleton, Colorado is for a period ending on December 31, 2016 with a renewal option for one additional year.

EchoStar Data Networks Sublease Agreement. The sublease for certain space at 211 Perimeter Center in Atlanta, Georgia is for a period ending on October 31, 2016.

Gilbert Lease Agreement. The lease for certain space at 801 N. DISH Dr. in Gilbert, Arizona is a month to month lease and can be terminated by either party upon 30 days prior notice.

Cheyenne Lease Agreement. The lease for certain space at 530 EchoStar Drive in Cheyenne, Wyoming is for a period ending on December 31, 2031.

Additionally, we have entered into lease agreements pursuant to which we lease certain real estate from DISH Network. The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the sublease, and we are responsible for our portion of the taxes, insurance, utilities and maintenance of the premises. We incurred expenses payable to DISH Network of approximately $0.6 million under the real estate lease agreements during 2012.  The term of each of the leases is set forth below:

Varick Sublease Agreement. During 2008, we subleased certain space at 185 Varick Street, New York, New York from DISH Network for a period of approximately seven years.

El Paso Lease Agreement. During 2012, we leased certain space at 1285 Joe Battle Blvd. El Paso, Texas from DISH Network for a period ending on August 1, 2015, which also provides us with renewal options for four consecutive three year terms.

Receiver Agreement

In connection with the Spin-off, we and DISH Network entered into a receiver agreement pursuant to which DISH Network had the right, but not the obligation, to purchase digital set-top boxes and related accessories, and other equipment from us for a period that ended on January 1, 2012 (the “Prior Receiver Agreement”). The Prior Receiver Agreement allowed DISH Network to purchase digital set-top boxes, related accessories and other equipment from us at our cost plus a fixed percentage margin, which varied depending on the nature of the equipment purchased. Additionally, we provided DISH Network with standard manufacturer warranties for the goods sold under the Prior Receiver Agreement. DISH Network was able to terminate the Prior Receiver Agreement for any reason upon at least 60 days’ notice to us. We were able to terminate the Prior Receiver Agreement if certain entities were to acquire DISH Network. The Prior Receiver Agreement also included an indemnification provision, whereby the parties indemnified each other for certain intellectual property matters.

Effective January 1, 2012, we and DISH Network entered into a new agreement (the “2012 Receiver Agreement”), expiring December 31, 2014, pursuant to which DISH Network continues to have the right, but not the obligation, to purchase digital set-top boxes, related accessories, and other equipment from us. DISH Network has an option, but not the obligation, to extend the 2012 Receiver Agreement for one additional year upon 180 days’ notice prior to the end of the term. The material terms of the 2012 Receiver Agreement are substantially the same as the material terms of the Prior Receiver Agreement, except that the 2012 Receiver Agreement allows DISH Network to purchase digital set-top boxes, related accessories and other equipment from us either: (i) at cost (decreasing as we reduce costs and increasing as costs increase) plus a dollar mark-up which will depend upon the cost of the product subject to a collar on our mark-up; or (ii) at cost plus a fixed margin, which will depend on the nature of the equipment purchased. Under the 2012 Receiver Agreement, our margins will be increased if we are able to reduce the costs of our digital set-top boxes and our margins will be reduced if these costs increase. There can be no assurance that, over the long term, aggregate pricing under the 2012 Receiver Agreement will be substantially the same as it was under the Prior Receiver Agreement.  We earned revenues of approximately $1.0 billion from DISH Network under the 2012 Receiver Agreement during 2012.

Remanufactured Receiver Agreement

In connection with the Spin-off, we entered into a remanufactured receiver agreement with DISH Network pursuant to which we have the right, but not the obligation, to purchase remanufactured receivers and related components from DISH Network at cost plus a fixed margin, which varies depending on the nature of the equipment purchased. In November 2012, we and DISH Network extended this agreement until December 31, 2013. We may terminate the remanufactured receiver agreement for any reason upon at least 60 days’ notice to DISH Network. DISH Network may also terminate this agreement if certain entities acquire it. We purchased approximately $3.5 million of remanufactured receivers and related components from DISH Network during 2012.

RUS Implementation Agreement

In September 2010, DISH Broadband L.L.C. (“DISH Broadband”), DISH Network’s wholly-owned subsidiary, was selected by the Rural Utilities Service (“RUS”) of the United States Department of Agriculture to receive up to approximately $14 million in broadband stimulus grant funds (the “Grant Funds”). Effective November 2011, Hughes Communications and DISH Broadband entered into a RUS Implementation Agreement (the “RUS Agreement”) pursuant to which Hughes Communications provides certain portions of the equipment and broadband service used to implement DISH Broadband’s RUS program. The initial term of the RUS Agreement shall continue until the earlier of: (i) September 24, 2013; or (ii) the date that the Grant Funds have been exhausted. In addition, DISH Broadband may terminate the RUS Agreement for convenience upon 45 days prior written notice to Hughes Communications.  Hughes earned revenues of approximately $2.1 million from DISH Broadband under the RUS Agreement during 2012.

Satellite Capacity Agreements

Satellite Capacity Leased to DISH Network.  Since the Spin-off, we have entered into certain satellite capacity agreements pursuant to which DISH Network leases satellite capacity on certain satellites owned or leased by us. The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite and the length of the lease. We earned revenues of approximately $116.3 million from DISH Network under the satellite capacity agreements during 2012.  The term of each lease is set forth below:

EchoStar VI, VIII and XII. DISH Network leases certain satellite capacity from us on EchoStar VI, VIII and XII. The leases generally terminate upon the earlier of: (i) the end of life or replacement of the satellite (unless DISH Network determines to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponders on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options. DISH Network generally has the option to renew each lease on a year-to-year basis through the end of the respective satellite’s life. There can be no assurance that any options to renew such agreements will be exercised.

EchoStar IX. DISH Network leases certain satellite capacity from us on EchoStar IX. Subject to availability, DISH Network generally has the right to continue to lease satellite capacity from us on EchoStar IX on a month-to-month basis.

EchoStar XVI. During December 2009, we entered into an initial ten-year transponder service agreement with EchoStar to lease all of the capacity on EchoStar XVI, a DBS satellite. EchoStar XVI was launched in November 2012 and placed at the 61.5 degree orbital location. Under the original transponder service agreement, the initial term generally expired upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite failed; (iii) the date the transponder(s) on which service was being provided under the agreement failed; or (iv) ten years following the actual service commencement date. Effective December 21, 2012, we and DISH Network amended the transponder service agreement to, among other things, change the initial term to generally expire upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) four years following the actual service commencement date. Prior to expiration of the initial term, we, upon certain conditions, and DISH Network have the option to renew for an additional six-year period. If either we or DISH Network exercise our respective six-year renewal options, DISH Network has the option to renew for an additional five-year period prior to expiration of the then-current term. There can be no assurance that any options to renew this agreement will be exercised.

EchoStar XV. EchoStar XV is owned by DISH Network and is operated at the 61.5 degree west longitude orbital location. The FCC has granted us a temporary authorization to operate the satellite at the 61.5 degree west longitude orbital location. For so long as EchoStar XV remains in service at the 61.5 degree west longitude orbital location, DISH Network is obligated to pay us a fee for the use of the orbital location which varies depending on the number of frequencies being used by EchoStar XV.

Nimiq 5 Agreement. During 2009, we entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree west longitude orbital location (the “Telesat Transponder Agreement”). During 2009, DISH Network also entered into a satellite service agreement (the “DISH Nimiq 5 Agreement”) with us, pursuant to which they lease from us on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.

Under the terms of the DISH Nimiq 5 Agreement, DISH Network makes certain monthly payments to us that commenced in 2009 when the Nimiq 5 satellite was placed into service and continue through the service term.  We earned revenues of approximately $78.9 million under the DISH Nimiq 5 Agreement during 2012.  Unless earlier terminated under the terms and conditions of the DISH Nimiq 5 Agreement, the service term will expire ten years following the date it was placed into service. Upon expiration of the initial term, DISH Network has the option to renew the DISH Nimiq 5 Agreement on a year-to-year basis through the end of life of the Nimiq 5 satellite. Upon in-orbit failure or end of life of the Nimiq 5 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite. There can be no assurance that any options to renew the DISH Nimiq 5 Agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

QuetzSat-1 Agreement. During 2008, we entered into a ten-year satellite service agreement with SES, which provides, among other things, for the provision by SES to us of service on 32 DBS transponders on the QuetzSat-1 satellite. Concurrently, in 2008, we entered into a transponder service agreement with DISH Network, pursuant to which, DISH Network agreed to lease 24 of the DBS transponders on QuetzSat-1 when it is placed into commercial operation at the 77 degree west longitude orbital location. QuetzSat-1 was launched on September 29, 2011 and was placed into service during the fourth quarter of 2011 at the 67.1 degree west longitude orbital location. In the interim, we provided DISH Network with alternate capacity at the 77 degree west longitude orbital location. During the third quarter of 2012, we and DISH Network entered into an agreement pursuant to which we will sublease back from DISH Network five of the 24 DBS transponders on the QuetzSat-1 satellite leased to DISH Network. In January 2013, QuetzSat-1 was moved to the 77 degree west longitude orbital location and commenced commercial operations in February 2013.

Under the terms of our contractual arrangements with DISH Network, we began to provide service to DISH Network on QuetzSat-1 satellite in February 2013 and will continue to provide service through the remainder of the service term. Unless extended or earlier terminated under the terms and conditions of our agreement with DISH Network for the QuetzSat-1 satellite, the initial service term will expire in November 2021. Upon expiration of the initial service term, DISH Network has the option to renew the agreement for the QuetzSat-1 satellite on a year-to-year basis through the end of life of the QuetzSat-1 satellite. Upon an in-orbit failure or end of life of the QuetzSat-1 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite. There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

Satellite Capacity Leased from DISH Network.  Since the Spin-off, we entered into certain satellite capacity agreements pursuant to which, we acquire certain satellite capacity from DISH Network on certain satellites owned or leased by DISH Network. The fee for the services provided under these satellite capacity agreements depends, among other things, upon the orbital location of the applicable satellite and the length of the lease. We incurred expenses payable to DISH Network of approximately $8.5 million under the satellite capacity agreements during 2012.  The term of each of satellite capacity agreements is set forth below:

D-1. During 2012, HNS entered into a satellite capacity agreement pursuant to which HNS acquired certain satellite capacity from DISH Network on the D-1 satellite. This service agreement terminates upon the earlier of: (i) the end-of-life of the satellite; (ii) the date the satellite fails; (iii) the date the spectrum capacity on which service is being provided under the agreement fails; or (iv) December 31, 2013.

EchoStar I. During 2009, we entered into a satellite capacity agreement pursuant to which we leased certain satellite capacity from DISH Network on EchoStar I. Effective as of July 1, 2012, we and DISH Network mutually agreed to terminate this satellite capacity agreement.

Set-Top Box Application Development Agreement

During the fourth quarter of 2012 we and DISH Network entered into a set-top box application development agreement (the “Application Development Agreement”) pursuant to which we will provide DISH Network with certain services relating to the development of web-based applications for a period from February 1, 2012 to February 1, 2015.  The Application Development Agreement renews automatically for successive one-year periods thereafter, unless terminated earlier by us or DISH Network at any time upon at least 90 days’ notice.  The fees for services provided under the Application Development Agreement are calculated at our cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided.  We earned revenues of approximately $2.4 million from DISH Network under the Application Development Agreement during 2012.

SlingService Services Agreement

Effective February 23, 2010, DISH Network entered into an agreement with us pursuant to which DISH Network receives certain services related to place-shifting.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  This agreement has a term of five years with automatic renewal for successive one-year terms and may be terminated for any reason upon at least 120 days’ notice to us.  We earned revenues from DISH Network of approximately $2.4 million under the SlingService Services Agreement during 2012.

Tax Sharing Agreement

In connection with the Spin-off, we entered into a tax sharing agreement with DISH Network which governs our respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off. Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network, and DISH Network will indemnify us for such taxes. However, DISH Network is not liable for and will not indemnify us for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Internal Revenue Code of 1986, as amended because of: (i) a direct or indirect acquisition of any of our stock, stock options or assets; (ii) any action that we take or fail to take; or (iii) any action that we take that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions. In such case, we will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses. The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.  No payments were made under the Tax Sharing Agreement during 2012.

TerreStar Agreement

On March 9, 2012, DISH Network completed its acquisition of substantially all the assets of TerreStar. Prior to DISH Network’s acquisition of substantially all the assets of TerreStar and our completion of the Hughes Acquisition, TerreStar and HNS entered into various agreements pursuant to which our Hughes segment provides, among other things, hosting, operations and maintenance services for TerreStar’s satellite gateway and associated ground infrastructure.  Hughes earned revenues from TerreStar of approximately $5.0 million under these agreements during 2012.  These agreements generally may be terminated by DISH Network at any time for convenience.

TiVo

On April 29, 2011, we and DISH Network entered into a settlement agreement with TiVo, Inc. (“TiVo”). The settlement resolved all pending litigation between us and DISH Network, on the one hand, and TiVo, on the other hand, including litigation relating to alleged patent infringement involving certain DISH digital video recorders, or DVRs.

Under the settlement agreement, all pending litigation has been dismissed with prejudice and all injunctions that permanently restrain, enjoin or compel any action by us or DISH Network have been dissolved. We and DISH Network are jointly responsible for making payments to TiVo in the aggregate amount of $500 million, including an initial payment of $300 million and the remaining $200 million in six equal annual installments between 2012 and 2017. Pursuant to the terms and conditions of the agreements entered into in connection with the Spin-off, DISH Network made the initial payment to TiVo in May 2011, except for the contribution from us totaling approximately $10 million, representing an allocation of liability relating to our sales of DVR-enabled receivers to an international customer. Future payments will be allocated between us and DISH Network based on historical sales of certain licensed products, with EchoStar being responsible for 5% of each annual payment.  In 2012, we made a payment of approximately $1.7 million with respect to the TiVo settlement agreement.

We and DISH Network, on the one hand, and TiVo, on the other hand, have also agreed on mutual releases of certain related claims and agreed not to challenge each other’s DVR technology-related patents that are licensed under the settlement agreement.

Because both we and DISH Network were defendants in the TiVo lawsuit, we and DISH Network were jointly and severally liable to TiVo for any final damages and sanctions that could have been awarded by the District Court. As previously disclosed, DISH Network determined that it was obligated under the agreements entered into in connection with the Spin-off to indemnify us for substantially all liability arising from this lawsuit. We contributed an amount equal to our $5 million intellectual property liability limit under the receiver agreement. We and DISH Network further agreed that EchoStar’s $5 million contribution would not exhaust our liability to DISH Network for other intellectual property claims that may arise under the receiver agreement. We and DISH Network also agreed that we would each be entitled to joint ownership of, and a cross-license to use, any intellectual property developed in connection with any potential new alternative technology. Any amounts that we are responsible for under the settlement agreement with TiVo are in addition to the $5 million contribution previously made by us.

TT&C Agreement

In connection with the Spin-off, we entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we provided TT&C services to DISH Network for a period that ended on January 1, 2012 (the “Prior TT&C Agreement”). The fees for services provided under the Prior TT&C Agreement were calculated at cost plus a fixed margin. DISH Network was able to terminate the Prior TT&C Agreement for any reason upon 60 days’ notice.

On January 1, 2012, we entered into a new TT&C agreement pursuant to which we will continue to provide TT&C services to DISH Network and its subsidiaries for a period ending on December 31, 2016 (the “2012 TT&C Agreement”). The material terms of the 2012 TT&C Agreement are substantially the same as the material terms of the Prior TT&C Agreement, except that the fees for services provided under the 2012 TT&C Agreement are calculated at either: (i) a fixed fee; or (ii) cost plus a fixed margin, which will vary depending on the nature of the services provided.  We earned revenues of approximately $3.9 million under the 2012 TT&C Agreement during 2012.

Voom Settlement Agreement

On October 21, 2012, DISH Network entered into the Voom Settlement Agreement with Voom and Cablevision, and for certain limited purposes, MSG Holdings, L.P., The Madison Square Garden Company and us. The Voom Settlement Agreement resolved the litigation between the parties relating to the Voom programming services. We were a party to the Voom Settlement Agreement solely for the purposes of executing a mutual release of claims with Voom, Cablevision, MSG Holdings, L.P. and The Madison Square Garden Company related to the lawsuit and Voom.

XiP Encryption Agreement

During the third quarter of 2012 we entered into an encryption agreement with DISH Network for the XiP line of set-top boxes (the “XiP Encryption Agreement”) pursuant to which we provide certain security measures on the XiP line of set-top boxes for a period until December 31, 2014. Under the XiP Encryption Agreement, DISH Network has an option, but not the obligation, to extend the XiP Encryption Agreement for one additional year upon 180 days’ notice prior to the end of the term.  We and DISH Network each have the right to terminate the XiP Encryption Agreement for any reason upon at 180 days’ notice and 30 days’ notice, respectively.  The fees for the services provided under the XiP Encryption Agreement are calculated on a monthly basis based on the number of receivers utilizing such security measures each month.  No payments were made under the XiP Encryption Agreement during 2012.

Other Agreements

In November 2009, Mr. Roger Lynch became employed by both us and DISH Network as Executive Vice President.  Mr. Lynch is responsible for the development and implementation of advanced technologies that are of potential utility and importance to both us and DISH Network.  Mr. Lynch’s compensation consists of cash and equity compensation and is borne by both DISH Network and us.

Related Party Transactions with NagraStar

We own 50% of NagraStar L.L.C. (“NagraStar”), a joint venture that is our primary provider of encryption and related security technology used in our set-top boxes. During the year ended December 31, 2012 we purchased $13.0 million of security access devices from NagraStar.  As of December 31, 2012, there were outstanding invoices from NagraStar to us totaling approximately $2.7 million.  Additionally, as of December 31, 2012, there were outstanding purchase orders from us to NagraStar totaling approximately $7.3 million for security access devices.

Related Party Transactions with Hughes Systique Corporation

We contract with Hughes Systique Corporation (“Hughes Systique”) for software development services. In addition to our 45% ownership in Hughes Systique, Mr. Pradman Kaul, the President of Hughes Communications, Inc. and a member of our Board of Directors and his brother, who is the CEO and President of Hughes Systique, in the aggregate, owned approximately 26%, on an undiluted basis, of Hughes Systique’s outstanding shares as of December 31, 2012. Furthermore, Mr. Pradman Kaul serves on the board of directors of Hughes Systique.  We obtained services from Hughes Systique totaling approximately $10.2 million during 2012.

Related Party Transactions with Dish Mexico

During 2008, we entered into a joint venture for a DTH satellite service in Mexico known as Dish Mexico, S. de R.L. de C.V. (“Dish Mexico”).  Pursuant to these arrangements, we provide certain broadcast services and satellite capacity and sell hardware such as digital set-top boxes and related equipment to Dish Mexico.  Subject to a number of conditions, we committed to provide $112 million of value over an initial ten-year period in the form of cash, equipment and services, which was satisfied as of December 31, 2010.

Joint Venture in Taiwan

During December 2009, we entered into a joint venture to provide a DTH satellite service in Taiwan and certain other targeted regions in Asia.  Pursuant to our joint venture arrangements, we sold hardware such as digital set-top boxes and provided certain technical support services to the joint venture.  We provided $18 million of cash to the joint venture and an $18 million line of credit that the joint venture that could only be used to purchase set-top boxes from us.  During 2010, we recorded a $14 million charge to fully impair this investment.  In December 2011, we entered into an agreement to sell all of our equity in the joint venture, other than an approximately 5% interest, to a third party for nominal consideration (the “JV Sale Transaction”).  During the second quarter of 2012, we completed the JV Sale Transaction and terminated our line of credit and hardware supply agreement.  Following the JV Sale Transaction, we continue to provide certain technical support services to the joint venture.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting.  The Audit Committee and the Board have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and we are asking our shareholders to ratify this appointment at the Annual Meeting.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of EchoStar.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire.  They also will be available to respond to appropriate questions of shareholders.

The Board of Directors unanimously recommends a vote for approval of Proposal No. 2.

Charles W. Ergen, our Chairman, currently possesses approximately 79.4% of our total voting power.  Please see “Equity Security Ownership” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal No. 2.  Accordingly, approval of Proposal No. 2 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Principal Accountant Fees and Services

KPMG LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2012 and 2011.  The following table presents fees for professional services rendered by KPMG LLP to us and our subsidiaries during 2012 and 2011.

	For the Years Ended December 31,
	2012	2011
Audit Fees (1)	$2,738,686	$2,665,015
Audit-Related Fees (2)	195,052	969,727
Total Audit and Audit-Related Fees	2,933,738	3,634,742
Tax Fees (3)	1,525,644	606,903
All Other Fees		—
Total Fees	$4,459,381	$4,241,645

(1)         Consists of fees paid by us for the audit of our and our subsidiaries’ consolidated financial statements included in our Annual Report on Form 10-K, review of our unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with the audit of our internal control over financial reporting and statutory audits of our foreign subsidiaries.

(2)        Consists of fees for audit of financial statements of certain fees for other services that are normally provided by the accountant in connection with registration statement filings, issuance of consents, compliance with XBRL tagging and professional consultations with respect to accounting issues.

(3)         Consists of fees for tax consultation and tax compliance services.

Audit Committee Pre-Approval Process

The Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm.  The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

•                  Request for approval of services at a meeting of the Audit Committee; or

•                  Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.  100% of the fees paid by us to KPMG LLP for services rendered in 2012 and 2011 were pre-approved by the Audit Committee.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of EchoStar’s financial reporting process, as is more fully described in our charter.  EchoStar’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles.  EchoStar’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.  Our responsibility is to monitor and review these processes.  It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.  We are not and may not be employees of EchoStar, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, we have relied, without independent verification, on representations by EchoStar’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States.  We have also relied on representations of EchoStar’s independent registered public accounting firm included in their report on its financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with EchoStar’s management and independent registered public accounting firm do not assure that EchoStar’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of EchoStar’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), or that EchoStar’s independent registered public accounting firm is in fact “independent.”

In the performance of our oversight function, we reviewed and discussed with EchoStar’s management its audited financial statements for the fiscal year ended December 31, 2012.  We also discussed these audited financial statements with EchoStar’s independent registered public accounting firm.  Our discussions with the independent registered public accounting firm included the matters required to be discussed under the rules adopted by the PCAOB Auditing Standard No. 16, “Communication with Audit Committees,” as currently in effect.  We also discussed with them their independence and any relationship that might affect their objectivity or independence.  In connection with these discussions, we received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB.  Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and EchoStar that affects the objectivity or independence of the independent registered public accounting firm.  Based on these discussions and our review discussed above, we recommended to the Board of Directors that its audited financial statements for fiscal year 2012 be included in EchoStar’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

C. Michael Schroeder (Chairman)

Tom A. Ortolf

Anthony M. Federico

The report of the Audit Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

OTHER MATTERS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement.  However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

ADDITIONAL INFORMATION

Where to Get Additional Information

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC.  The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.  As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that website is http://www.sec.gov.  In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC.  The address of that website is http://www.echostar.com.

Cost of Proxy Solicitation

We will bear the cost of the solicitation of proxies on behalf of the Board.  In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means.  None of our directors, officers or employees will be specifically compensated for those activities.  We do not expect to pay any compensation for the solicitation of proxies.  However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

Shareholder Communications

General.  We provide an informal process for shareholders to send communications to our Board and its members.  Shareholders who wish to contact the Board or any of its members may do so by writing to EchoStar Corporation, Attn: Board of Directors, 100 Inverness Terrace East, Englewood, Colorado 80112.  At the direction of the Board of Directors, all mail received will be opened and screened for security purposes.  Correspondence directed to an individual Board member is referred to that member.  Correspondence not directed to a particular Board member is referred to Mr. Dean A. Manson, our Executive Vice President, General Counsel and Secretary.

Submission of Shareholder Proposals and Director Nominations for 2014 Annual Meeting.  Shareholders who intend to submit a proposal or director nomination for consideration for inclusion in our proxy materials for presentation at our 2014 annual meeting of shareholders must submit the proposal or director nomination to us no later than November 21, 2013.  In accordance with our bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2014 annual meeting of shareholders, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to Dean A. Manson, our Executive Vice President, General Counsel and Secretary, at EchoStar Corporation, 100 Inverness Terrace East, Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2013 Annual Meeting of Shareholders.  Accordingly, any notice given pursuant to our bylaws and outside the process of Rule 14a-8 must be received no earlier than January 1, 2014 and no later than January 31, 2014.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

DEAN A. MANSON

Executive Vice President, General Counsel and Secretary

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles W. Ergen and Dean A. Manson, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all Class A Shares and Class B Shares of EchoStar Corporation held of record by the undersigned on March 7, 2013, at the Annual Meeting of Shareholders to be held on May 1, 2013, or any adjournment or postponement thereof.

1.                                      ELECTION OF SEVEN DIRECTORS.

☐    FOR all nominees listed below (except as marked to the contrary)

☐    WITHHOLD AUTHORITY to vote for all the nominees listed below

R. Stanton Dodge	Michael T. Dugan	Charles W. Ergen	Anthony M. Federico
Pradman P. Kaul	Tom A. Ortolf	C. Michael Schroeder

(INSTRUCTION:  To withhold authority to vote for an individual nominee, cross out that nominee’s name above.)

2.                                      TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.                                      TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE SEVEN DIRECTORS SET FORTH ABOVE, AND (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2013.  THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE.  THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.

Signature	Date	Signature (Joint Owners)	Date

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or a partnership, please sign in full corporate or partnership name, by authorized officer.